Exhibit 99.3

ENLIVEN’S BUSINESS

References to “we,” “our,” “us”, “our company” and “Enliven” refer to Enliven Therapeutics, Inc. together with its subsidiaries (formerly, Imara Inc.). References to “Former Enliven” refer to Enliven Inc. (formerly, Enliven Therapeutics, Inc.). Capitalized terms not defined herein shall have the meaning granted to them in Enliven’s definitive proxy statement/prospectus filed with the Securities and Exchange Commission on January 23, 2023 (the “definitive proxy statement/prospectus”).

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule inhibitors to help patients with cancer live not only longer, but better. We aim to address existing and emerging unmet needs with a precision oncology approach that improves survival and enhances overall patient well-being. Our discovery process combines deep insights from clinically validated biological targets and differentiated chemistry with the goal of designing therapies for unmet needs. By combining clinically validated targets and specific TPPs with disciplined clinical trial design and regulatory strategy, we aim to develop drugs with an increased probability of clinical and commercial success. Clinically validated targets refer to biological targets that have demonstrated statistical significance on efficacy endpoints in published third-party clinical trials which we believe support the development of our product candidates by increasing our probability of success. We have assembled a team of seasoned drug hunters with significant expertise in discovery and development of small molecule kinase inhibitors. Our team includes leading chemists who have been the primary or co-inventor of over 20 product candidates that have been advanced to clinical trials, including four FDA-approved products: Koselugo (selumetinib), Mektovi (binimetinib), Tukysa (tucatinib), and Retevmo (selpercatinib). We are currently advancing two parallel lead product candidates, ELVN-001 and ELVN-002, as well as pursuing several additional research stage opportunities that align with our development approach.

Our first product candidate, ELVN-001, is a potent, highly selective, small molecule kinase inhibitor designed to specifically target the BCR-ABL gene fusion, the oncogenic driver for patients with Chronic Myeloid Leukemia (CML). Although the approval of BCR-ABL tyrosine kinase inhibitors, or TKIs, has improved the life expectancy of patients with CML significantly, tolerability, safety, resistance and patient convenience concerns have become more prominent as patients can now expect to live on therapy for decades. Achieving this survival benefit requires continuous daily therapy, and all available TKIs have off-target activity resulting in treatment related adverse events and drug discontinuation due to intolerance or resistance. These issues can result in the loss of molecular response and disease progression for many patients and drive approximately 20% of patients to switch therapy within the first year and approximately 40% to switch in the first 5 years. These factors, prolonged treatment course, off-target toxicities, and acquired resistance, explain why the global market for CML supports multiple blockbuster products, exceeding $6.0 billion of sales in 2021, and why there remains significant unmet need for an effective and more tolerable treatment. In our preclinical studies, ELVN-001 has demonstrated improved kinome selectivity, tolerability and robust tumor growth inhibition when compared to certain leading and investigational therapies. In addition, ELVN-001 was highly active against the T315I mutation, which confers resistance to nearly all approved TKIs. Given ELVN-001’s mechanism of action, it potentially represents a complementary option to allosteric BCR-ABL inhibitors, which may play an increasingly important role in the standard of care for CML. Importantly, ELVN-001 was designed to be a more attractive option for patients with comorbidities, on concomitant medications or desiring more freedom from stringent administration requirements. ELVN-001 is currently being evaluated in a Phase 1 clinical trial in adults with CML and we plan to present Phase 1a safety and efficacy data in 2024.

Our second product candidate, ELVN-002, is a potent, selective and irreversible HER2 inhibitor with activity against various HER2 mutations, including Exon 20 insertion mutations (E20IMs) in non-small cell lung cancer (NSCLC). While up to 3% of patients with NSCLC harbor HER2 E20IMs, currently there are no FDA-approved small molecules that specifically address these mutations. The current investigational TKIs targeting this population that have reported clinical data are all dual EGFR and HER2 inhibitors, and are dose limited by EGFR-related toxicities. ELVN-002 is designed to inhibit HER2 and key mutations of HER2, while sparing wild-type EGFR and avoiding EGFR-related toxicities. We believe that if ELVN-002 achieves this profile, it will be able to achieve an improved therapeutic index compared to current approved and investigational TKIs as well as provide a meaningful therapeutic option to patients with brain metastases, a key mechanism of resistance to current therapies in patients with NSCLC and other HER2 driven diseases. While the initial focus for this program is for HER2 mutant NSCLC, we intend to expand the opportunity to patients with other HER2 mutations as well as HER2 amplified or overexpressing tumors including breast, colorectal, and gastric cancers. ELVN-002 has demonstrated robust activity in preclinical models, including an intracranial model, at well-tolerated doses. We filed an IND for ELVN-002 and received clearance of the IND from the FDA in the fourth quarter of 2022, and we recently advanced our ELVN-002 program into Phase 1 based on the activation of the first clinical site.

Over the last several years, it has become increasingly clear that cancers developing in various sites throughout the body often share the same genomic alterations. More specifically, research and clinical data suggest that some tumors are primarily or exclusively dependent on aberrantly activated enzymes, including kinases for their proliferation and survival. Kinases are cellular enzymes that regulate the biological activity of proteins through a process known as phosphorylation and represent one of the largest classes of oncogenic drivers when aberrantly mutated or expressed in the cell. Kinase inhibition is a proven approach to fighting cancer and for nearly two decades has effectively addressed an increasing number of oncology indications, which translated into $69 billion of worldwide sales in 2021 and is estimated to grow to more than $107 billion by 2028. However, despite the advancement of precision medicine in oncology, a significant unmet need remains for the majority of cancer patients for whom no targeted therapies exist or whose cancer has developed resistance to currently available targeted treatments.

We believe that the fundamental change in the development of targeted kinase inhibitor therapies in unison with our development approach, rooted in validated biology and differentiated chemistry, represents a unique opportunity to provide cancer patients with medicines offering improved therapeutic profiles. To capitalize on this opportunity, we are currently pursuing several additional research stage programs. We are in the process of screening and optimizing the chemistry for multiple programs and expect to make a product candidate nomination for our third program by the first half of 2023.

Our Development Approach

As a precision oncology company with leadership and strength in chemistry, our primary focus lies in opportunities emerging from validated biology. Our development approach is rooted in the following three principles:

•

Application of unique insights to validated biological targets: We utilize our deep understanding of fundamental genetic alterations in oncology and insights from real-world market research to identify and select targets. For example, small molecule inhibitors of BCR- ABL have been shown to block proliferation and induce apoptosis in cell lines driven by the BCR-ABL fusion protein. We also evaluate key characteristics for potential targets including the totality of preclinical and clinical evidence, unmet medical need and potential market opportunity to develop our TPP. We are currently focusing on the following three target groups:

•	Validated oncogenic drivers with proven clinical efficacy.

•	Emerging oncogenic drivers.

•	Clinically validated signaling nodes driving cancer proliferation.

Validated oncogenic drivers with proven clinical efficacy means that small molecule inhibitors against a given target with sufficient selectivity have undergone clinical evaluation by third parties and demonstrated objective responses in patients. Clinically validated signaling nodes are referring to downstream effectors of the target driving cancer proliferation.

•

Differentiated chemistry and compound design: Our chemists have experience in designing compounds that selectively inhibit more than 60 kinase targets. From this foundation, our team has built a library of unique, highly ligand-efficient scaffolds and integrates multiple technologies to pursue our selected target opportunities. Highly ligand-efficient scaffolds refers to compounds that gain a lot of their affinity through directed interactions thus making the interaction with the receptor more specific. Compounds that have high ligand efficiency have the potential to be better starting points for drug discovery programs. By starting with chemistry that we know and have designed a priori to be drug-like, we believe we can move more rapidly into discovery of our preclinical asset, which reduces the time required to test our preclinical hypothesis. While drug development is a highly uncertain undertaking and we are still in the early stages of development, we believe our focus on a limited number of high potential programs has resulted in a highly efficient discovery process that will be difficult for companies with larger pipelines and a broader focus to match.

•

Disciplined clinical trial design and regulatory strategy: Using biomarker-enriched patient selection strategies, we plan to direct our clinical development efforts toward building a high-quality dataset designed to test our efficacy hypothesis early on in clinical trials. In specific development areas, we may also seek to build a clinical dataset to enable future registrational trials in earlier lines of therapy.

Our Team and Investors

Former Enliven was co-founded in 2019 by Sam Kintz, M.B.A., Joseph P. Lyssikatos, Ph.D. and Anish Patel, Pharm.D. Dr. Lyssikatos, our Chief Scientific Officer, is a renowned medicinal chemist, who helped build and scale Array BioPharma’s medicinal chemistry efforts, and who has held leadership positions at Genentech and Biogen. Dr. Lyssikatos is a co-inventor or co-author on over 220 issued patents and peer-reviewed publications and has led and been a key scientific contributor to over 30 programs.

Mr. Kintz, our President and Chief Executive Officer, most recently held research and strategy leadership roles at AbbVie-Stemcentrx. Previously, Mr. Kintz worked at Roche Venture Fund and prior to that, at Genentech, as a medicinal chemist in the small-molecule discovery organization. Dr. Patel, our Chief Operating Officer, brings development, medical affairs, and commercial experience. He has held leadership roles at Pharmacyclics, MedImmune/AstraZeneca, and Berlex/Bayer. In 2021, we expanded our management team to include Helen Collins, M.D., a board-certified oncologist and internist, and Benjamin Hohl. Dr. Collins, our Chief Medical Officer, recently served as Chief Medical Officer at Five Prime Therapeutics until its acquisition by Amgen where she led the development of bemarituzumab, an investigational targeted antibody which has been granted Breakthrough Therapy Designation by the FDA. Previously, Dr. Collins held leadership positions in clinical development and medical affairs at Amgen and Gilead Sciences. Mr. Hohl, our Chief Financial Officer, joins us from Goldman Sachs Healthcare Investment Banking, where he worked for nearly a decade advising on and executing biopharmaceutical and life sciences financings and strategic transactions.

We are also supported by a group of well-known and leading scientific investors. Prior to the announcement of the Merger and the concurrent financing, Former Enliven had raised over $140 million of gross proceeds from leading life sciences institutional investors. Concurrently with the Merger, Former Enliven raised approximately $164.5 million through a private financing from investors that include healthcare specialist investors as well as large institutional mutual funds. Our shareholders that currently hold approximately 5% or more of our common stock include OrbiMed and 5AM. Investors should not rely on the named investors’ investment decisions, as these investors may have different investment strategies and risk tolerances.

Our Pipeline

We are focused on the discovery and development of precision oncology therapies. We aim to do this by addressing issues such as tolerability and combinability, resistance, and disease escape through brain metastases. We are currently advancing two parallel lead product candidates, ELVN-001 and ELVN-002.

BCR-ABL Program: ELVN-001

ELVN-001 is a small molecule kinase inhibitor for the treatment of CML. ELVN-001 specifically targets the BCR-ABL fusion gene product, the oncogenic driver for patients with CML. ELVN-001 is a potent, highly selective, adenosine triphosphate, or ATP-competitive inhibitor of the ABL1. ELVN-001 was also designed to have activity against T315I, the most common BCR-ABL mutation. T315I confers resistance to all the approved TKI therapies except asciminib and ponatinib. Asciminib received approval in the United States for patients with T315I at a dose of 200 mg bis in die, or BID (twice daily in Latin), five times higher than its approved 3L dose of 40 mg BID. It has not received approval for patients with T315I outside of the United States (ex-US). The 200 mg BID dose resulted in an approximately 30% higher rate of serious adverse reactions compared to the 40 mg BID dose, including enhanced pancreatic toxicity. Ponatinib carries four black box warnings including for fatal cardiovascular and hepatic events. We believe that, given its marked kinome selectivity, attractive drug-like properties, and activity against T315I, ELVN-001 has the potential to represent an improved option for patients with CML across all lines of therapy in the future.

In contrast to the ATP-competitive TKIs approved for the treatment of CML, ELVN-001 is highly selective within the kinome. Importantly, our preclinical studies showed that ELVN-001 did not meaningfully interfere with the activity of particular kinases known to limit the efficacy and tolerability of approved TKIs that suffer from a number of dose-limiting toxicities. We believe that the enhanced selectivity profile of ELVN-001 coupled with its predicted human PK may provide a wide therapeutic index. This in turn may enable greater and more prolonged target engagement as well as improved tolerability for long-term treatment. If we are able to achieve a wider therapeutic index for ELVN-001, we believe ELVN-001 will confer faster and deeper molecular responses than those observed with the approved agents. Deep molecular responses have been shown to significantly predict overall survival and represent a highly sensitive marker to detect treatment differences. Additionally, we have designed ELVN-001 to be a more attractive option for patients who desire more freedom from stringent administration requirements, have co-morbidities, or are on concomitant medications.

ELVN-001 is currently being evaluated in a Phase 1 clinical trial in adults with CML. The Phase 1 trial is a multicenter, open-label, dose-escalation trial in adults with CML with and without T315I mutations who are relapsed, refractory or intolerant to currently available TKIs. The primary objectives of the trial are to assess the safety and tolerability of escalating doses of ELVN-001, with the goal of identifying the recommended dose for expansion. Additional objectives include assessing pharmacokinetics (PK), pharmacodynamics (PD) and preliminary efficacy. In a future expansion portion of the Phase 1 trial, multiple cohorts are planned to further evaluate the safety and efficacy of ELVN-001. We plan to present Phase 1a safety and efficacy data in 2024.

HER2 Program: ELVN-002

ELVN-002, is a potent, selective and irreversible HER2 inhibitor with activity against various HER2 mutations, including Exon 20 insertion mutations (E20IMs) in non-small cell lung cancer (NSCLC), for which there are currently no approved small molecule inhibitors. ELVN-002 is designed to inhibit HER2 and key mutations of HER2, while sparing wild-type EGFR and avoiding EGFR-related toxicities. We believe that if ELVN-002 achieves this profile, it will be able to achieve an improved therapeutic index compared to current approved and investigational TKIs as well as provide a meaningful therapeutic option to patients with brain metastases, a key mechanism of resistance to current therapies in patients with NSCLC and other HER2 driven diseases. While the initial focus for this program is for HER2 mutant NSCLC, we intend to seek to expand the opportunity to patients with other HER2 mutations as well as HER2 amplified or overexpressing tumors including breast, colorectal, and gastric cancers.

Due to significant structural homology between EGFR and HER2, most investigational agents targeting HER2 mutations are dual EGFR and HER2 inhibitors and are dose-limited by EGFR-related toxicities. This has contributed to limited efficacy for patients with HER2 mutations, particularly in NSCLC. In contrast, ELVN-002 was greater than 100 times more selective for HER2 relative to EGFR in preclinical studies. Tucatinib, a reversible small molecule inhibitor, represents the only approved selective HER2 orally active drug. However, it lacks sufficient potency against key mutations, including HER2 YVMA, which represents roughly 70% of all E20IMs in lung cancer, and L755, the most common HER2 breast cancer mutation. E20IMs, including HER2 YVMA, are mutations that remain largely unaddressed by current TKIs. ELVN-002 has demonstrated higher potency compared to tucatinib against HER2 YVMA and several other clinically relevant HER2 mutations in our preclinical studies. Moreover, ELVN-002 elicited more robust tumor growth inhibition, including regressions, compared to tucatinib in HER2-amplified subcutaneous and intracranial models. Hence, we believe ELVN-002 may offer an effective approach to addressing and preventing central nervous system, or CNS, metastases compared to existing approved therapies.

We filed an IND for ELVN-002 and received clearance of the IND from the FDA in the fourth quarter of 2022, and we recently advanced our ELVN-002 program into Phase 1 based on the activation of the first clinical site. Our initial focus for this program is for patients with HER2 mutant NSCLC, for which there are no FDA-approved TKIs. However, we will also seek to expand the opportunity to patients with other HER2 mutations as well as HER2 amplified or overexpressing tumors including breast, colorectal, and gastric cancers.

Additional Programs

In addition to our two lead programs, we are currently pursuing several additional research stage opportunities that align with our development approach, and for which we have established TPPs. We are in the process of screening and optimizing our chemistry for all of these programs. We believe that the collective experience of our team, along with the insights we develop from our initial programs, will enable us to efficiently test our preclinical hypothesis and ultimately design a product candidate for at least one of these opportunities. We anticipate nominating a development candidate for our third program in the first half of 2023.

Our Strategy

Our mission is to help patients with cancer live not only longer, but better. The key elements of our strategy are:

•

Efficiently advance ELVN-001, a BCR-ABL TKI, through clinical development and regulatory approval. ELVN-001 is designed to be a potent and highly selective small molecule inhibitor targeting BCR-ABL fusion gene product for the treatment of CML. Based on ELVN-001’s kinome selectivity profile, activity against the T315I mutation, and PK profile observed in our preclinical studies, we believe we can improve clinical activity and tolerability in all lines of therapy compared to the existing therapies for CML. ELVN-001 is currently being evaluated in a Phase 1 clinical trial in adults with CML and we plan to present Phase 1a safety and efficacy data for this program in 2024. While our initial development focus will be resistant or intolerant patients with CML, with and without T315I, we plan to also build a clinical dataset to enable future registrational trials in earlier lines of therapy.

If we are successful in achieving clinically meaningful anti-cancer activity in specific patient populations, we expect to engage with regulatory authorities to discuss whether ELVN-001 may qualify for any of the FDA’s expedited regulatory approval pathways.

•

Efficiently advance ELVN-002 into and through clinical development and regulatory approval. ELVN-002, is a potent, selective and irreversible HER2 inhibitor with activity against various HER2 mutations, including Exon 20 insertion mutations (E20IMs) in non-small cell lung cancer (NSCLC), for which there are currently no approved TKIs. Because the most advanced investigational HER2 mutant TKIs target both EGFR and HER2, their activity is significantly limited by toxicity and tolerability issues related to EGFR inhibition. In preclinical studies, we demonstrated that ELVN-002 was highly active against both HER2 and HER2 mutations while sparing EGFR. Our initial focus for this program will be to evaluate its therapeutic benefit in NSCLC patients harboring HER2 mutations. We also intend to evaluate opportunities to improve on the standard of care more broadly across other cancers driven by HER2 mutations and HER2 amplified or overexpressing tumors including breast, colorectal, and gastric cancers. We filed an IND for ELVN-002 and received clearance of the IND from the FDA in the fourth quarter of 2022, and we recently advanced our ELVN-002 program into Phase 1 based on the activation of the first clinical site. We may also seek to qualify this program for one of the FDA’s expedited regulatory approval pathways.

•

Expand our pipeline of potent and highly selective small molecule kinase inhibitors to overcome the limitations of current therapies. It is estimated that only 2% to 3% of patients with advanced or metastatic cancer can achieve durable responses to currently available targeted therapeutics. Durable responses refers to objective tumor responses (for example, according to Response Evaluation Criteria in Solid Tumors (RECIST) that are sustained such that they provide an improvement in progression free survival (PFS) and/or overall survival (OS)). Even within the 2% to 3% of patients who do respond, many of these responses are accompanied by tolerability issues. Given this unmet need, we believe there is a significant opportunity to develop targeted therapies for a large variety of targets and indications. We have several small molecule programs in discovery that are focused on:

•	Targeting established oncogenic drivers, emerging oncogenic drivers or clinically validated signaling nodes driving cancer proliferation.

•	Addressing acquired resistance mutations and disease escape mechanisms of currently approved therapies or therapies in development.

•	Improving target selectivity and/or PK profile to drive improved efficacy, tolerability and overall patient wellbeing.

•

Increase our probability of clinical and commercial success by prioritizing targets with validated biology and establishing TPPs from real-world market research. We believe the success of next generation precision oncology medicine depends not only on clinical efficacy, but also on a differentiated product profile, including tolerability, dosing regimen, and specific drug administration requirements, that drives widespread adoption by physicians and patients in the real world. When selecting targets, we first evaluate the body of existing scientific knowledge, including both preclinical and clinical data, to prioritize biological mechanisms essential for tumorigenesis. We then evaluate the cancer indications that are most dependent on the selected target. Through market research, we directly engage with key opinion leaders, academic and community physicians, and payers in order to pinpoint the unmet medical need and identify potentially underappreciated or emerging market opportunities. By integrating scientific, clinical and commercial insights early in our Research & Development (R&D) process, we formulate TPPs that our research team uses to establish testable preclinical hypotheses, which in turn guide the design of our product candidates. We believe that this approach mitigates both our development and commercial risk and will allow us to discover and develop high-quality product candidates targeting critical limitations in existing therapies, while maintaining commercial viability.

•

Leverage our internally generated scaffold libraries and deep expertise to efficiently and consistently design and develop kinase inhibitors for unmet needs. Our team has extensive experience in discovering, developing and commercializing innovative cancer therapeutics. Our chemists were responsible for inventing or co-inventing multiple approved kinase inhibitors, including Mektovi (binimetinib), Koselugo (selumetinib), Tukysa (tucatinib) and Retevmo (selpercatinib), at their prior companies. These products have transformed the standard of care in many cancers and are projected to achieve $3.0 billion in collective commercial sales in 2028. Additionally, our chemistry leadership team has experience in designing compounds that selectively inhibit over 60 kinase targets. Leveraging this experience, we have built diverse libraries of unique, highly ligand-efficient scaffolds that we use to screen against our identified targets. Only once we have identified an opportunity where we believe our chemistry and experience uniquely align with the unmet need and our TPP will we invest in programs to efficiently develop kinase inhibitors for unmet needs.

•

Selectively evaluate strategic collaborations to accelerate our development timelines or maximize the clinical impact and commercial value of our portfolio globally. Leveraging our capabilities and expertise, we have developed each of our product candidates internally, and we currently have worldwide development and commercial rights to all of our pipeline assets. We intend to build an integrated biopharmaceutical company that can manage all aspects of product development and commercialization. We may seek strategic collaborations to develop combination therapy strategies for our portfolio products, and/or maximize portfolio value globally through selective co-development and/or commercialization collaborations.

While we have made progress towards our mission, we are still in the early stages of development and have not completed any clinical trials.

Our Team and Investors

We have assembled a team with significant expertise in drug discovery, development and commercialization with particular strengths in the discovery of small molecule kinase inhibitors. Our team includes:

•

World-renowned chemists who have been the primary or co-inventor of over 20 product candidates that have been advanced to clinical trials, including four FDA-approved cancer therapies: Koselugo (selumetinib), Mektovi (binimetinib), Tukysa (tucatinib), and Retevmo (selpercatinib).

•

Precision oncology and kinase inhibitor experts who have led or been involved with the discovery, development, or commercialization of over 60 small molecules kinase inhibitor programs, including Imbruvica (ibrutinib), Vitrakvi (larotrectinib), Zydelig (idelalisib), ipatasertib (AKT inhibitor), and PF-07284890/ARRY-461 (CNS-penetrant BRAF inhibitor).

•

Leaders with a track record of success who have built or led research, development and commercial operations at companies including AbbVie, Array BioPharma, Genentech, Biogen, Pharmacyclics, FivePrime Therapeutics-Amgen, Gilead Sciences, and Blueprint Medicines.

Former Enliven was co-founded in 2019 by Mr. Kintz, Dr. Lyssikatos and Dr. Patel. Dr. Lyssikatos, our Chief Scientific Officer, is a renowned medicinal chemist, who helped build and scale Array BioPharma’s medical chemistry efforts and has held leadership positions at Genentech and Biogen. Dr. Lyssikatos is a co-inventor or co-author on over 220 issued patents and peer-reviewed publications and has led and been a key scientific contributor to over 30 programs. Mr. Kintz, our President and Chief Executive Officer, most recently held research and strategy leadership roles at AbbVie-Stemcentrx. Previously, Mr. Kintz worked at Roche Venture Fund and prior to that, at Genentech, as a medicinal chemist in the small- molecule discovery organization. Dr. Patel, our Chief Operating Officer, brings development, medical affairs, and commercial experience. He has held leadership roles at Pharmacyclics, MedImmune/AstraZeneca, and Berlex/Bayer. Our management team now includes Dr. Collins and Mr. Hohl. Dr. Collins, our Chief Medical Officer, recently served as Chief Medical Officer at Five Prime Therapeutics until its acquisition by Amgen where she led the development of bemarituzumab, an investigational targeted antibody which has been granted Breakthrough Therapy Designation by the FDA. Previously, Dr. Collins held leadership positions in clinical development and medical affairs at Amgen and Gilead Sciences. Mr. Hohl, our Chief Financial Officer, joins us from Goldman Sachs Healthcare Investment Banking, where he worked for nearly a decade advising on and executing biopharmaceutical and life sciences financings and strategic transactions.

In addition to Dr. Lyssikatos, our research leadership team includes Stefan Gross, Ph.D. and Li Ren, Ph.D., who bring over 60 years of collective experience across oncology, neuroscience, immunology and infectious diseases. They were the early members of the Array BioPharma team that has been responsible for discovering numerous life-changing precision medicine therapeutics, including Koselugo (selumetinib), Mektovi (binimetinib), Tukysa (tucatinib) and Retevmo (selpercatinib). Following his initial tenure at Array BioPharma, Dr. Gross led biology efforts at Blueprint Medicines resulting in two development candidates before returning to Array BioPharma to oversee new target identification and validation as well as translational sciences. Dr. Ren’s long tenure at Array BioPharma has resulted in notable achievements, such as co-inventing one approved product, Retevmo (selpercatinib), and discovering product candidate PF-07284890/ARRY-461, a CNS-penetrant BRAF inhibitor.

In addition to Dr. Collins, our development leadership team includes Anne Thomas, Ian Scott, Ph.D., Qi Wang, Ph.D. and Wei Deng, Ph.D. and has over 80 years of collective experience across oncology, neuroscience, and virology. Their individual experience spans clinical development, operations, biostatistics, clinical database management, statistical programming, pharmacology, and chemistry, manufacturing, and control (CMC). Ms. Thomas serves as our VP of Clinical Operations with prior experience in clinical operations, program and study management. Dr. Scott serves as our VP of CMC with prior experience in chemical development and medicinal chemistry. Dr. Wang serves as our VP of Clinical Pharmacology with prior experience in preclinical drug metabolism and PK, bioanalytical development, clinical pharmacology, and PK/PD modeling and simulation. Dr. Deng serves as our VP of Biometrics with prior experience in biostatistics, clinical data management and statistical programming.

We believe this cumulative experience will allow us to explore development opportunities across a wide array of kinase targets, and ultimately develop and commercialize products for patients with significant unmet needs.

In addition to our strong leadership team, the expertise and experience of our scientific advisors position us well to realize our mission of helping patients live longer, better lives. Our scientific advisors advise on matters associated with small molecule research and development, including preclinical and clinical development and regulatory and commercial positioning. The precision oncology experts on our scientific advisory board include the following members:

•

Brian Druker, M.D. is the Director of OHSU Knight Cancer Institute and the co-founder of Blueprint Medicines. Dr. Druker revolutionized the treatment of cancer by advocating for and participating in the development of Gleevec (imatinib), a TKI that turned CML, a once-fatal cancer, into a manageable condition.

•

Richard Heyman, Ph.D. is the co-founder and Chairman of ORIC Pharmaceuticals and was the co-founder and Chief Executive Officer at Aragon (acquired by Johnson & Johnson) and Seragon (acquired by Roche). Dr. Heyman has been involved in the discovery and development of multiple therapies approved by the FDA, including the recently approved prostate cancer drug, Erleada (apalutamide).

•

Kevin Koch, Ph.D. is the President and Chief Executive Officer of Edgewise Therapeutics, and was the co-founder and Chief Scientific Officer of Array BioPharma (acquired by Pfizer). He is also a Venture Partner with OrbiMed.

•

Lori Kunkel, M.D. was previously the acting Chief Medical Officer at Loxo Oncology (acquired by Eli Lilly and Company). Dr. Kunkel also served as the Chief Medical Officer at Pharmacyclics (acquired by AbbVie) and Proteolix (acquired by Onyx Pharmaceuticals), where she contributed to the global approvals of Imbruvica (ibrutinib) and Kyprolis (carfilzomib), respectively.

We have entered into a consulting agreement with Dr. Heyman, who serves on both our scientific advisory board and board of directors. Pursuant to our consulting agreement with Dr. Heyman, he provides advisory services related to strategy associated with research and development, regulatory and commercial positioning as well as business strategy. These services are provided in a largely informal manner, from time to time as requested by the Company. The consulting agreement contains customary confidentiality, invention assignment, non-solicitation and other customary provisions. The consulting agreement terminates upon the earlier of: (i) final completion of Dr. Heyman’s services; (ii) fourteen days prior written notice by us or (iii) termination by us without notice if Dr. Heyman refuses to or is unable to provide services or is otherwise in breach of any material provisions of such consulting agreement. In addition, we have agreed to reimburse reasonable expenses incurred in connection with providing services to the Company as a consultant. Prior to Dr. Heyman becoming a member of our board of directors, he received: (i) a grant of 126,760 shares of restricted common stock, of which 25% of the shares vest on the first anniversary of the date the restricted common stock was granted, and the remaining shares vest in 36 equal monthly installments thereafter, subject to Dr. Heyman’s continuous service with us (substantially all of the shares of restricted common stock were vested as of December 31, 2022); and (ii) grants of stock options to purchase 165,129 shares of our common stock which vest in 48 equal monthly installments (most of these options were vested as of December 31, 2022 and all of the options have been early exercised in full).

In connection with Dr. Heyman’s role as a member of our board of directors, we pay Dr. Heyman an annual retainer of $35,000 and reimburse reasonable expenses incurred in connection with serving on our board of directors. Additionally, in connection with his role as a member of our board of directors, Dr. Heyman has been granted certain equity awards. For more information about Dr. Heyman’s compensation for the year ended December 31, 2022, please see the section titled “Enliven Executive Compensation—Director Compensation” beginning on page 253 of the definitive proxy statement/prospectus.

We are also supported by a group of well-known and leading scientific investors. Prior to the announcement of the Merger and the concurrent financing, Former Enliven had raised over $140 million of gross proceeds from leading life sciences institutional investors. Concurrently with the Merger, Former Enliven raised approximately $164.5 million through a private financing from investors that include healthcare specialist investors as well as large institutional mutual funds. Our shareholders that currently hold approximately 5% or more of our common stock include OrbiMed and 5AM. Investors should not rely on the named investors’ investment decisions, as these investors may have different investment strategies and risk tolerances.

Our Development Approach

As a chemistry-led, precision oncology company, our primary focus lies in opportunities emerging from validated biology, where we believe we can improve on the standard of care. Specifically, we are focused on developing kinase inhibitors that:

•	enhance efficacy through an improved therapeutic index driven by better selectivity and/or combinability;

•	combat intrinsic and/or acquired resistance;

•	address brain metastases; and

•	improve safety and enhance patient convenience.

At Enliven, we have assembled a team of seasoned drug hunters and are building a focused pipeline of programs. Using our expertise and the foundational principles driving our approach, we believe we are in a unique position to develop therapies to help patients live not only longer, but better through our precision oncology solutions.

Our development approach is rooted in the following principles:

(1)

Application of unique insights to validated biological targets: We utilize our deep understanding of fundamental genetic alterations in oncology and insights from real-world market research to identify and select targets. For example, small molecule inhibitors of BCR-ABL have been shown to block proliferation and induce apoptosis in cell lines driven by the BCR-ABL fusion protein. We also evaluate key characteristics for potential targets including the totality of preclinical and clinical evidence, unmet medical need and potential market opportunity to develop our TPPs. We are currently focusing on the following three target groups:

•

Validated oncogenic drivers with proven clinical efficacy, meaning that small molecule inhibitors against a given target with sufficient selectivity have undergone clinical evaluation by third parties and demonstrated objective responses in patients, including areas where existing therapies have clear limitations such as resistance via acquired mutations, metastasis to the brain, poor tolerability, inconveniences such as drug-drug interactions (DDIs), pill burden, and diet restrictions, and overall poor quality of life for patients.

•

Emerging oncogenic drivers where we find promise in a potential target that has been inadequately exploited. An example of this is suboptimal target coverage due to poor tolerability and/or PK. We believe that maximal target inhibition is required for maximal clinical effect. However, drugs often fail to reach sufficient concentrations in the human body because they are poorly absorbed, poorly distributed, rapidly cleared, or cause off-target toxicities at doses lower than those required for maximum efficacy.

•

Clinically validated signaling nodes, which are key downstream effectors of the target driving cancer proliferation including potential targets that are not necessarily specific oncogenic drivers but are clinically validated escape mechanisms for cancer resistance. We believe that addressing these escape mechanisms in combination with the targeting of an oncogenic driver, represents the next key to advance the evolution of cancer treatment modalities. For example, mitogen-activated protein kinase (MEK) has been shown to be a key downstream node or effector of BRAF V600E such that small molecule inhibitors against MEK have shown activity in patients harboring BRAF V600E mutations.

(2)

Differentiated chemistry and compound design: Our chemists have experience designing compounds that selectively inhibit more than 60 kinase targets. From this foundation, our team has built a library of unique, highly ligand efficient scaffolds and integrates multiple technologies to pursue our selected target opportunities. By starting with chemistry we know and have designed a priori to be drug-like, we believe we can move more rapidly into discovery of our preclinical asset, which reduces the time required to test our preclinical hypothesis.

Because we focus on a limited number of high potential programs, our research leaders and experienced scientists are involved in the discovery and development of every product candidate. Leveraging our cross functional and highly integrated CRO model, we continually iterate and shift resources to the most promising chemistry designs based on data generated daily from hundreds of available in vitro and in vivo assays. This focus has resulted in a highly efficient discovery process that we believe will be difficult for companies with larger pipelines and broader focus to match.

(3)

Disciplined clinical trial design and regulatory strategy: By employing biomarker guided patient selection strategies, we plan to direct our clinical development efforts toward building a high-quality dataset designed to test our efficacy hypothesis early on in clinical development. In specific development areas, we may also seek to build a clinical dataset to enable future registrational trials in earlier lines of therapy.

Through our company’s focus on defining and establishing TPPs that address emerging unmet needs and potentially overlooked market opportunities, and our team’s experience in designing and developing therapeutics for unmet needs, we aim to build a pipeline of high-quality product candidates rather than simply a large number of programs.

Example of our development approach: ELVN-001

Below is how we evaluated and prosecuted on our BCR-ABL program, ELVN-001, which is representative of how we plan to evaluate and prosecute future programs:

(1)	Application of unique insights to validated biological targets

•	BCR-ABL is a validated oncogenic driver with proven clinical efficacy

•	Currently, there are limited viable treatment options that address T315I, a key resistance mutation

•	Safety, tolerability, resistance, and convenience issues have developed in response to the standard of care due to the chronic nature of CML and the fact that some patients require therapy for decades

•	We believe there is potential to enhance efficacy compared to currently available therapies

•	CML represents a large commercial market capable of supporting multiple blockbuster products

(2)	Differentiated chemistry and candidate design

•	Our chemistry team has relevant experience designing unique and highly selective inhibitors of ABL kinase

•	By the fall of 2019, just a few months after founding the company, our chemists designed and screened a small library of compounds against native BCR-ABL and T315I, and identified lead compounds

•

Shortly thereafter, our leads were optimized for potency against T315I while maintaining selectivity, sparing key off-target kinases, such as Src family kinases, kinase insert domain receptor (KDR), c-KIT and platelet-derived growth factor receptor (PDGFR), that limit the effectiveness of current therapies

•

Over the following ~12 months, we designed and synthesized more than 500 compounds, profiled these compounds using dozens of in vitro and/or in vivo assays including head-to-head experiments with all of the approved agents, and ultimately nominated ELVN-001 as our first development product candidate

(3)	Disciplined clinical trial design and regulatory strategy

•	CML represents an attractive indication for a potentially differentiated therapy

•	We recognized that major molecular response (MMR) at 6 and 12 months is a clinically validated and regulatory acceptable endpoint for 2L+ and 1L respectively

•	Furthermore, MMR has been shown to significantly predict overall survival and represents a highly sensitive marker to quantify treatment differences

•

As such, our strategy is to move as quickly as possible into a pivotal, head-to-head trial, assuming our Phase 1 trial is successful and subject to regulatory input, where we plan to look at safety, tolerability and efficacy based on MMR and/or another BCR-ABL transcript level-based endpoint

Background on Cancer and Targeted Therapies

Background

Cancer is the second-leading cause of death in the United States. The American Cancer Society estimated that there were approximately 1.9 million new cancer cases and more than 600,000 cancer related deaths in the United States in 2021. Surgery, radiation and drug therapy are used to treat cancer, with patients often receiving a combination of these treatment modalities depending on their specific type of cancer and its stage. While surgery and radiation can be effective in patients with localized disease, drug therapies are often required when the cancer has spread beyond the primary site or is not amenable to resection. Drug therapy is intended to kill or damage malignant cells by interfering with the biological processes that control development, growth and survival of cancer cells. Cancer treatment modalities have evolved over time from the use of non-specific cytotoxic therapies to precision oncology medicines targeting specific molecular pathways or oncogenic drivers. These precision medicines are broadly referred to as targeted therapies.

Current Targeted Therapies

Over the last several years, as genomic sequencing technology has undergone key advances and the genomic profiling of cancer patients has become more commonplace, it has become increasingly clear that cancers originating in various discrete sites throughout the body often share the same distinct mutations within specific genes in a highly recurrent fashion. When evaluated in controlled experimental systems, many of these mutations have been shown to be oncogenic, that is, confer either enhanced or altered activities to the products of these genes that then drive the dysregulated growth and survival of these cancers, a concept referred to as oncogene addiction.

Oncogene addiction has enabled the discovery and development of targeted therapies that then exploit these dependencies. Ultimate validation of this dependency derives from the multiple clinical studies in which cancer patients whose tumors harbor the target oncogene gain substantial clinical benefit from treatments with specific drugs against the oncogene in question. The ability to identify driver genes within a tumor and the successful development of targeted therapies against them has given rise to the current era of precision oncology, where treatment decisions guided by the genomic profile of a patient’s cancer are increasingly becoming the standard of care.

Both preclinical research and clinical data suggest that some tumors are primarily dependent on an aberrantly activated kinase for their unregulated proliferation and survival. Kinases are cellular enzymes that regulate the biological activity of proteins through a process known as phosphorylation and, as a family, represent one of the largest classes of protooncogenes. Accordingly, kinase inhibition has proven a highly effective approach to treating cancer and for nearly two decades has been effectively deployed against an increasing number of oncology indications. Currently approved kinase inhibitors have yielded significant clinical benefit to hundreds of thousands of cancer patients globally. Examples of approved kinase inhibitors are selumetinib, binimetinib, tucatinib and selpercatinib, which are projected to achieve $3.0 billion in collective commercial sales in 2028, and Enliven chemists were the primary or co-inventor of all these drugs at their prior companies. Since the FDA approval of the first targeted kinase inhibitor in 2001, there has been exponential focus on the development of kinase inhibitors for the treatment for cancer. As of October 2022, there were 73 kinase inhibitors approved by the FDA to treat patients with cancer, 40 of which have occurred since 2017. Because of their profound clinical impact, the worldwide sales of small molecule kinase inhibitors in oncology were reported to be $69 billion in 2021 and are estimated to grow to more than $107 billion by 2028. We believe that the success of the currently approved targeted therapies represents a fundamental advancement for the field in which treatment decisions for cancer patients will be based primarily if not exclusively on the genetics of their tumor rather than its tissue of origin.

Despite the advancement of precision medicine in oncology, a significant unmet need remains for the majority of cancer patients for whom no targeted therapies exist or whose cancer has developed resistance to targeted treatments. It is estimated that in 2020, only 14% of all patients with advanced or metastatic cancer are eligible for targeted therapeutics, where a defined genomic driver is matched with a currently approved targeted therapeutic and only 7% of such patients were estimated to benefit from targeted therapy. Additionally, even current treatment options directed at these targets leave many patients underserved, and opportunities exist to deliver better options. Current treatment shortfalls include resistance via mutation(s), metastases to the brain, poor tolerability that limits dose intensity and/or treatment duration, the inability to combine with other therapeutic mechanisms, adverse events that greatly diminish quality of life, and inconveniences such as DDI, pill burden and diet restrictions. These patients are classified as non-responders. Among the responders, the majority, conservatively estimated at 50%, will eventually develop acquired resistance, lose their response to the therapy and relapse despite continued treatment with the targeted therapy. Therefore, it is estimated that only 2% to 3% of current patients with advanced or metastatic cancer will have durable responses to currently available targeted therapeutics.

Over the past 20+ years, the tools at our disposal for identifying the right patients and building the right medicines have undergone a profound evolution. Accordingly, we believe that targeting well- validated cancer targets, not only increases our probability of success, but also offers a significant commercial opportunity.

Examination of past commercial successes reveals that most blockbuster drugs address a clinically validated target rather than a novel mechanism of action. In addition, precedent has shown that improvements to efficacy, safety and/or convenience have the ability to drive commercial adoption. Therefore, our team utilizes its vast experience with the goal of discovering and developing differentiated products directed at well-validated cancer targets that have the potential to provide transformational benefit to patients in the context of an evolving cancer treatment paradigm.

Our Programs

Leveraging our team’s experience and utilizing our approach, we aim to develop kinase inhibitor programs that are designed to accomplish one or multiple of the following goals:

•	enhance efficacy through an improved therapeutic index driven by better selectivity and/or combinability;

•	combat intrinsic and/or acquired resistance;

•	address brain metastases; and

•	improve safety and enhance patient convenience.

By focusing on these distinct aspects and selecting validated targets, we aim to build programs with a high probability of success and an efficient path to proof of concept.

Our parallel lead programs are focused on targeting known oncogenic drivers of cancer. Our BCR-ABL program aims to deliver enhanced target inhibition through better selectivity, resulting in better activity and improved long-term tolerability than approved or current investigational agents. Our product candidate, ELVN-001, was also designed to address resistance via the T315I gatekeeper mutation, for which there are limited treatment options. Our HER2 program is focused on developing a potent, selective and irreversible HER2 inhibitor with activity against various HER2 mutations, including E20IMs in NSCLC, for which currently there are no approved TKIs. ELVN-002 is designed to inhibit HER2 and key mutations of HER2, while sparing wild-type EGFR and avoiding EGFR-related toxicities. We believe that if ELVN-002 achieves this profile, it will be able to achieve an improved therapeutic index compared to current approved and investigational TKIs as well as provide a meaningful therapeutic option to patients with brain metastases, a key mechanism of resistance to current therapies in patients with NSCLC and other HER2 driven diseases.

BCR-ABL Program: ELVN-001

Overview

ELVN-001 is a small molecule kinase inhibitor for the treatment of CML. ELVN-001 specifically targets the BCR-ABL fusion gene product, the oncogenic driver for patients with CML. ELVN-001 is a potent, highly selective, ATP-competitive inhibitor of the ABL1. ELVN-001 was also designed to have activity against T315I, the most common BCR-ABL mutation. T315I confers resistance to all the approved TKI therapies except asciminib and ponatinib. Asciminib received approval in the United States for patients with T315I at a dose of 200 mg BID, five times higher than its approved 3L dose of 40 mg BID. It has not received approval for patients with T315I ex-US. The 200 mg BID dose resulted in an approximately 30% higher rate of serious adverse reactions compared to the 40 mg BID dose, including enhanced pancreatic toxicity. Ponatinib carries four black box warnings including for fatal cardiovascular and hepatic events. We believe that, given its marked kinome selectivity, attractive drug-like properties, and activity against T315I, ELVN-001 has the potential to represent an improved option for patients with CML across all lines of therapy in the future.

In contrast to the ATP-competitive TKIs approved for the treatment of CML, ELVN-001 is highly selective within the kinome. Importantly, our preclinical studies showed that ELVN-001 did not meaningfully interfere with the activity of particular kinases known to limit the efficacy and tolerability of approved TKIs that suffer from a number of dose-limiting toxicities. We believe that the enhanced selectivity profile of ELVN-001 coupled with its predicted human PK may provide a wide therapeutic index. This in turn may enable greater and more prolonged target engagement as well as improved tolerability for long-term treatment. If we are able to achieve a wider therapeutic index for ELVN-001, we believe ELVN-001 will confer faster and deeper molecular responses than those observed with the approved agents. Deep molecular responses have been shown to significantly predict overall survival and represent a highly sensitive marker to detect treatment differences. Additionally, we have designed ELVN-001 to be a more attractive option for patients who desire more freedom from stringent administration requirements, have co-morbidities, or are on concomitant medications.

ELVN-001 is currently being evaluated in a Phase 1 clinical trial in adults with CML. The Phase 1 trial is a multicenter, open-label, dose-escalation trial in adults with CML with and without T315I mutations who are relapsed, refractory or intolerant to currently available TKIs. The primary objectives of the trial are to assess the safety and tolerability of escalating doses of ELVN-001, with the goal of identifying the recommended dose for expansion. Additional objectives include assessing pharmacokinetics (PK), pharmacodynamics (PD) and preliminary efficacy. In a future expansion portion of the Phase 1 trial, multiple cohorts are planned to further evaluate the safety and efficacy of ELVN-001. We plan to present Phase 1a safety and efficacy data in 2024.

CML Disease Background

CML accounts for approximately 15% to 20% of leukemias in adults. This disease is divided into three stages of progressively advanced disease termed chronic phase (CP), accelerated phase (AP), and blast crisis (BC). Nearly 95% of patients with CML are diagnosed in the CP. In the last decade, the annual incidence of CML has remained steady at approximately two cases per 100,000 adults and was estimated to be 9,000 people in the United States in 2020. In 2018, there were approximately 62,000 patients living with CML in the United States. This population continues to grow, largely driven by improved survival rates attributable to the availability of BCR-ABL targeted therapies. The number of patients living with CML has more than doubled since the introduction of BCR-ABL TKIs. Figure 1 below shows the estimated addressable CML patient population by line of therapy in the United States.

Figure 1. Estimated Addressable Populations in CP-CML Across Lines of Treatment and Mutational Status in the United States

1L = First line. 2L = Second line. 3L+ = Third or later line. T315I = Patients with a T315I mutation in BCR-ABL. References: 1. National Cancer Institute. SEER*Stat software. Bethesda, MD: National Cancer Institute, Surveillance Research Program; 2022. Available at https://seer.cancer.gov/statfacts/html/cmyl.html; 2. Health Care Provider (HCP) Qualitative & Quantitative Interviews (ClearView)

The vast majority of CML cases are driven by a specific translocation event occurring between the BCR gene ABL tyrosine kinase, resulting in the oncogenic fusion gene product, BCR-ABL. As a result of this genetic alteration, the ABL tyrosine kinase activity of this fusion is rendered constitutively activated, which in turn increases the susceptibility of adaptor proteins with Src homology 2 (SH2) domains to bind to the BCR-ABL fusion gene product. These aberrant interactions lead to the dysregulation of key cellular processes. One such example is the resultant BCR-ABL/GRB2 multiprotein signaling complex that recruits Son of Sevenless (SOS) to drive constitutive activation of the pathway downstream of RAS resulting in abnormal cell proliferation, as depicted in Figure 2 below.

Figure 2. BCR-ABL/GRB2 Multiprotein Signaling Complex that Recruits SOS to Cause Constitutive Activation of the Ras Downstream Pathway and Abnormal Cell Proliferation

Reference: Cilloni, D. and Saglio, G. Clin Cancer Res; 18(4) February 15, 2012

CRK Like Proto-Oncogene, Adaptor Protein (CRKL), also illustrated above, is an adaptor protein whose phosphorylation status is important in predicting the efficacy of BCR-ABL TKIs. As a substrate of the BCR-ABL fusion protein, it can be used as a viable biomarker of BCR-ABL activity. CRKL’s SH3 domain preferentially binds to proline-rich regions of the ABL tyrosine kinase and is subsequently phosphorylated. CRKL is the major phosphoprotein detected in the blood of patients with CML, suggesting that its association with BCR-ABL plays an important role in the pathogenesis of the disease. Therefore, the clear linkage between CRKL phosphorylation and BCR-ABL signaling has led to its acceptance as a method of assessing BCR-ABL status.

Given that constitutive ABL kinase activity drives hyperactivation of intracellular signaling cascades to induce the uncontrolled cell growth, division and survival associated with oncogenic transformation, inhibiting the kinase activity of BCR-ABL with small molecule TKIs has effectively become the cornerstone of therapy for patients with CML. As depicted in Figure 3 below, the approved ATP-competitive BCR-ABL TKIs (imatinib, bosutinib, nilotinib, dasatinib and ponatinib) work through interacting with the ATP binding site, which in turn inhibits the kinase activity. In contrast, asciminib, a fourth-generation TKI, is designed to allosterically inhibit the inactivated form of BCR-ABL by binding to the myristoyl pocket, which is distal to the active site.

Figure 3. All Approved Small Molecule BCR-ABL TKIs Impede ATP Through Competitive Binding

Y=Tyrosine; NLS=Nuclear Localization Signal; SH1=Src Homology 1 Domain; SH2=Src Homology 2 Domain; SH3=Src Homology 3 Domain; DB=DNA-Binding Region; AB=Actin-Binding Region

Reference: Braun T. et al. Cancer Cell 2020 Apr 13;37(4):530-542.

Current Treatment Landscape in CML

According to the current National Comprehensive Cancer Network (NCCN) guidelines for CML, efficacy for the treatment of CML is determined by BCR-ABL transcript levels easily measured from peripheral blood samples. MMR is defined as a 3-log reduction of BCR-ABL transcript level ≤ 0.1%. MMR is a highly sensitive marker of response and is used by clinicians and regulatory agencies to assess patient benefit as well as guide treatment decisions. In addition, deep molecular response (DMR, or MR4.5) in patients with CML is a prerequisite for possible treatment discontinuation. MR4.5 is defined as a greater than 4.5-log reduction of BCR-ABL transcript level as compared to baseline. The evolution of the CML treatment paradigm has been driven by improved efficacy as primarily demonstrated through improvements in MMR. Imatinib, a first-generation small molecule BCR-ABL TKI, was approved for treatment of CML in 2001. Since imatinib’s approval, and with the introduction of several additional BCR-ABL TKIs, the 10-year survival rate improved from less than 20% to greater than 80%. Because second generation TKIs (dasatinib, nilotinib, and bosutinib) elicit quicker molecular responses and higher rates of MMR and MR4.5, updates to the NCCN guidelines include recommendations for deeper responses to 1L therapy in some patients. As a result, physicians now report that up to 50% of treatment-naïve patients start 1L therapy on a second generation TKI. Over the past 20 years, the treatment and market dynamics in CML have evolved considerably. Due to the success and availability of multiple TKIs, patients diagnosed with CML today have a significantly prolonged life expectancy. For many patients, however, this will require many years, if not decades, of therapy. As depicted in Figure 4 below, the CML treatment dynamics and market insights lend an increased focus on better early efficacy and long-term tolerability. In Figure 4, we included the CML settings and the corresponding response rate ranges that we are initially targeting with ELVN-001, depicted in the boxes with the blue shading. ELVN-001 is an investigational agent and is not currently indicated for use in these settings.

Figure 4. CML Treatment Paradigm in the United States and Our Market Insights; ELVN-001 Shown for Illustrative Purposes as it is not Currently an Approved Treatment Option

1L = First line. 2L = Second line. 2L+ = Second or later line. 3L+ = Third or later line. 2nd Gen TKIs = Nilotinib, Dasatinib, Bosutinib. MMR = Major Molecular Response at approximately 12 months. HCP = Health Care Provider.

*Depending on patient population

**Ponatinib-nalve patients (n = 21)

References:

1. HCP Qualitative & Quantitative Interviews (ClearView); 2. Gleevec® (imatinib) USPI; 3. Tasigna® (nilotinib) USPI; 4. Sprycel® (dasatinib) USPI; 5. Bosulif® (bosutinib) USPI; 6. Icsluig® (ponatinib) USPI; 7. Hochhaus et al. ASH 2020; 8. Cortes JE et al. Blood. 2020; 136(Supplement1):47-50.

Despite many significant advances in the treatment of CML, drug intolerance and resistance result in the loss of molecular response and disease progression for many patients. The availability of multiple treatment options has also likely driven an increase in switching rates. Approximately 20% of patients switch therapy within the first year and up to 40% switch in the first five years. As shown in Figure 5 below, the majority of treatment switches occur early in the patient’s treatment course due to intolerance, or lack and/or loss of molecular response. As a result, we estimate that approximately 50% of patients with CML in the United States (approximately 30,000 patients) have discontinued at least one TKI. In the 2L setting, switching occurs even more rapidly. Approximately 50% of 2L patients switch after two to three years as treatment durability wanes and TKI tolerability issues persist.

Figure 5. Rationale for Treatment Switching

TKI = Tyrosine kinase inhibitors

Reference: HCP Qualitative & Quantitative Interviews (ClearView).

As Figure 6 below illustrates, many patients with CML require many years, even decades, of continuous TKI therapy. Today, 20 years after the introduction of imatinib, CML patient outcomes reflect what the disease has become: a long-term condition.

Figure 6. Treatment Duration for Standard of Care by Line of Therapy

References: 1. Kantarjian HM, et al. Leukemia. 2021 Feb; 35(2): 440-453; 2. Hochhaus A et al. NEJM 2017; 376:917-927; 3. Hochhaus, A. et al. Leukemia 34, 2125–2137 (2020); 4. Giles, et al. Leukemia 27, 107–112 (2013); 5. Hochhaus, A. et al. ASH 2020.

Figure 7 below shows that greater than 75% of CML patients achieve normal survival outcomes when compared to the appropriate age-matched general population. However, roughly 70% of these patients require continuous TKI therapy in order to achieve this outcome and an additional 10% achieve near normal survival when compared to the appropriate age-matched general population with continuous TKI therapy. Up to 15% of patients with CML relapse due to acquired TKI resistance.

Figure 7. Current Outcomes in CML

TFR = Treatment Free Remission. TKI = Tyrosine Kinase Inhibitor.

*Develop BCR/ABL Mutations.

**Develop other molecular abnormalities.

Normal survival refers to the expected survival of the age-matched general population.

Reference: Baccarani M and Gale RP. Leukemia. 2021; 35:2199-2204.

The predominant on-target BCR-ABL resistance mutation derives from a point mutation that introduces an isoleucine residue for a threonine at position 315 within the ABL kinase domain (T315I). T315I is also known as the “gatekeeper” mutation, and exists in up to 25% of TKI-resistant patients. For patients who harbor T315I, ponatinib and asciminib are the only approved therapies. Ponatinib, due to its off-target kinase activity, is poorly tolerated and often requires dose reductions that limit its efficacy, particularly in the context of patients with T315I. So far, asciminib is only approved for patients with T315I in the United States and at a dose of 200 mg BID, five times higher than its approved 3L dose of 40 mg BID. The 200 mg BID dose resulted in an approximately 30% higher rate of serious adverse reactions compared to the 40 mg BID dose, including enhanced pancreatic toxicity.

Asciminib, a fourth-generation agent, has demonstrated potential advantages over first-, second- and third-generation BCR-ABL TKIs in clinical trials. Currently marketed by Novartis, it is an allosteric inhibitor of BCR-ABL that specifically targets the ABL myristoyl pocket. Unlike the first-, second- and third-generation TKIs, which are active site inhibitors, asciminib represents an unfamiliar mechanism of action for physicians and its long-term tolerability, safety and resistance profile is not yet fully defined. As noted in the product labeling, drug-drug interactions, and fasting requirements two hours before and one hour after each dose may present additional challenges in the context of a chronic disease. Furthermore, in clinical trials with a median treatment duration of less than 15 months, multiple resistance mutations to asciminib were observed, including M244V, E355G, F359V and T315I in the ATP binding site, and A337T and P465S in the myristoyl binding pocket. In addition, there were more arterial occlusive events (AOEs) with asciminib compared to bosutinib in the head-to-head pivotal study. AOEs are serious adverse events that require close monitoring and management. Lastly, in its 3L+ pivotal study, approximately 30% of patients discontinued due to lack of efficacy by 48 weeks and approximately 50% of patients discontinued asciminib by 96 weeks, but only 1.2% due to progressive disease or death. Hence the majority of patients switch off asciminib due to lack of efficacy or adverse events and likely seek other treatment options. We believe asciminib’s development progress to date, including Novartis’ move directly from a pivotal 3L+ trial, in which it demonstrated a superior rate of MMR at 6 months compared to bosutinib, to a 1L pivotal trial prior to its first FDA approval, highlights the heightened need for better agents in all lines of therapy for CML.

Challenges with the Current Treatment Landscape

The approval of BCR-ABL TKIs has improved the life expectancy of patients with CML. Now patients can expect to live on therapy for decades and CML has effectively become a chronic disease rather than a fatal one. However, reports have suggested the use of existing TKIs has increased incidence both of other cancers and of cardiovascular morbidities resulting in a negative impact on survival gains. As patient survival outcomes have improved, additional tolerability, safety, resistance and patient convenience concerns have become more prominent.

In many ways, the CML market can be compared to the human immunodeficiency virus (HIV) market and other now-chronic disease markets. The success of antiretroviral therapy for HIV has led to dramatic improvements in survival. Today, nearly 50% of patients living with HIV are over the age of 50, whereas 10% of patients were over the age of 50 in the 1980s. As a result, treatment goals evolved from extending survival to improvements in tolerability and convenience. This had led to the development and commercial success of single-tablet regimens, fixed dose combinations, and other improved treatment efficiencies. CML is moving in a similar direction.

In a global survey with over 150 hematologists and oncologists, the majority (77%) indicated the need for more effective, safe, and tolerable agents in CML. As patients continue to live longer and treatment goals evolve, key limitations of the current therapies will have to be overcome. We summarize these limitations below:

•

Lack of selectivity results in tolerability issues for patients: All of the ATP-competitive BCR-ABL inhibitors target additional tyrosine kinases, which can lead to debilitating side effects. Specifically, many of the approved inhibitors also potently inhibit vascular endothelial growth factor receptor (VEGFRs), PDGFRs, c-KIT and/or the Src family kinases, which can cause dose-limiting side effects in patients. Due to this lack of selectivity, dose modifications and discontinuation are required during treatment to address these side effects, which in turn results in suboptimal clinical benefit or loss of response. Intolerance to BCR-ABL inhibitors represents a major clinical challenge. More than 50% of patients with CML require dose modification due to adverse events and nearly 60% of the patients who dose modify, do so within the first six months of treatment. These drug-related side effects can appear early during treatment and, while manageable in the short term, toxicities and tolerability issues often persist. These issues can significantly impact the patient’s quality of life and result in decreased compliance and loss of response. Approximately 20% of patients switch treatment within the first year and up to 40% discontinue treatment within the first five years.

•

Inability to effectively address key drug resistance mutations: While the advent of targeted therapies for CML represents a marked advance for the field, the emergence of on-target resistance mutations remains a key challenge for a significant subset of patients. In particular, the most common acquired resistance mutation, T315I, confers broad resistance to the majority of approved therapies. Currently, only ponatinib has been approved globally to treat patients harboring T315I. Unfortunately, ponatinib is one of the least selective of all the currently approved agents, resulting in significant safety and tolerability issues. Ponatinib is associated with many treatment-related adverse events necessitating four black box warnings (arterial occlusion, venous thromboembolism, heart failure and liver toxicity), thereby precluding many patients from taking full advantage of this treatment option.

•

DDIs and administration requirements result in safety concerns and inconvenience: CML has effectively become a chronic condition requiring long-term disease management, with the average life expectancy from the median time of diagnosis projected to be greater than 20 years. As patients may require therapy over multiple decades, management of co-morbidities is a major consideration given the safety profiles of TKIs currently in use. More than 50% of patients with CML have at least one co-morbidity at diagnosis, the most common being hypertension or cardiovascular disease. Therefore, as an example, nilotinib, which has a significant long-term effect on hyperglycemia and glycated hemoglobin (HbA1c), is contraindicated for patients with cardiovascular and/or metabolic co-morbidities. In addition to co-morbidities, all approved TKIs introduce the risk of DDIs with moderate or strong cytochrome P450 (CYP) inhibitors or inducers, a feature of numerous approved agents for the treatment of a variety of common indications, including hypertension. On average, patients with CML are on five concomitant medications in addition to their TKI. DDIs have been reported in approximately of 60% of patients with CML, most commonly with proton pump inhibitors (PPIs), statins, and selective serotonin reuptake inhibitors (SSRIs). Lastly, specific administration requirements present a long-term challenge to treatment adherence. For example, asciminib and nilotinib must be taken on an empty stomach, requiring patients to avoid food at least two hours before the dose is taken and at least one hour after the dose is consumed. DDIs and inconvenient administration requirements combined with the potentially chronic nature of CML results in a significant issue for many patients.

•

Insufficient depth of response: In recent years, treatment-free remission (TFR) has become an emerging goal of therapy. TFR is achieved when a patient who has discontinued TKI therapy maintains MR4.5 and does not need to restart treatment. To be eligible, patients need to achieve and maintain MR4.5 for at least two years before attempting TFR. The currently approved agents suffer from off-target liabilities associated with treatment-related adverse events and poor tolerability, thereby limiting their therapeutic index and efficacy potential for most patients. In the newly diagnosed CML setting, physicians and patients are looking for treatment options that improve the speed and likelihood of achieving MR4.5 with the ultimate goal of TFR. Fewer than 10% of patients successfully achieve sustained TFR.

Although the current TKIs available for patients with CML have improved overall survival, each suffers from multiple issues. As described in Figure 8 below, all of the active site TKIs have off-target activity that results in treatment related adverse events with high occurrence. For example, Gleevec (imatinib), which is believed to be the most well-tolerated of all the approved BCR-ABL TKIs, is a potent inhibitor of c-KIT which contributes to myelosuppression, 10% to 30% Grade 3/4, as well as PDGFRα,ß and CSF-1R which may contribute to 20% of patients experiencing edema. Sprycel (dasatinib) is a potent inhibitor of Src family kinases, PDGFRα,ß and c-Kit, and carries an increased risk of pulmonary arterial hypertension, pleural and/or pericardial effusions in up to 30% of patients, and myelosuppression. Tasigna (nilotinib) is a potent inhibitor of c-KIT, PDGFR, and CSF-1R. It also induces clinically relevant pathological increases in total cholesterol, low-density lipoprotein (LDL) cholesterol and HbA1c in many patients. In addition, it carries black box warnings for QT prolongation and sudden death due to hERG channel blockade. Bosulif (bosutinib) is a potent Src family kinase inhibitor. It has poor gastrointestinal (GI) tolerability, causing diarrhea in roughly 80% of patients, and is also associated with hepatotoxicity in 20% of patients. Despite the suboptimal safety and tolerability profiles for the approved active site TKIs, each of these products had sales of approximately $500 million in 2021, with multiple products earning over $2 billion. This not only demonstrates the significant size of the market, but also the nuanced treatment dynamics stemming from the issues associated with all of the approved therapies and the long treatment duration in CML.

Figure 8. Summary of Approved 1st, 2nd and 3rd Generation TKIs Available for Patients with CML

1L = Front line. GI = Gastrointestinal. Gr = Grade. LFTs = Liver function tests. MMR = Major Molecular Response. MR4.5 = Deep Molecular Response. MMR and MR4.5 at 12 months. VTE = Venous thromboembolism.

† The “BCR-ABL Coverage” column refers to BCR-ABL coverage at median trough plasma concentrations at the approved dose of the respective TKI. See Figure 14 and the accompanying text for further information regarding BCR-ABL coverage of the various TKIs.

* Based on Ponatinib’s discontinued 1L CML study; Ponatinib is not approved for use in 1L CML. References: 1. Gleevec® (imatinib) USPI; 2. Sprycel® (dasatinib) USPI; 3. Kantarjian H et al. NEJM, 2010; 362(24):2260-70; 4. Cortes JE et al. J Clin Oncol. 2016; 34(20):2333-40; 5. Tasigna® (nilotinib) USPI; 6. Saglio G et al. NEJM 2010; 362(24):2251-9; 7. Hochhaus A et al. Leukemia. 2016; 30(5):1044-54; 8. Bosulif® (bosutinib) USPI. 9. Cortes JE et al. J Clin Oncol, 2012; 30(28):3486-92; 10. Iclusig® (ponatinib) USPI; 11. Jain P et al. Lancet Haematol; 2015; 2(9):e376-83.

Our Solution—ELVN-001

When establishing our TPP as part of our development approach, we recognized the above issues with the current treatment landscape in CML and we designed ELVN-001 to specifically address each issue:

Improved Kinome Selectivity and Differentiated PK Will Drive a Wider Therapeutic Index

We designed ELVN-001 leveraging a novel chemical scaffold enabling it to both potently and selectively inhibit the active conformation of BCR-ABL as well as the T315I mutation. ELVN-001 is a comparatively small TKI, and structurally distinct from the approved BCR-ABL inhibitors. Importantly, ELVN-001 is highly selective for BCR-ABL and has low in vitro potency against c-KIT, KDR (VEGFR2), PDGFRα/ß and Src family kinases. This selectivity is designed to address the dose-limiting toxicities observed with prior generation BCR-ABL TKIs. In addition, ELVN-001 is markedly selective versus the broader kinome.

Furthermore, in oral PK studies in higher species, ELVN-001 had high oral bioavailability, a low peak-to-trough ratio, a result of low plasma clearance and a moderate volume of distribution. In a 28-day Good Lab Practice (GLP) toxicology study in non-human primates (NHPs), ELVN-001’s no-observed-adverse-effect level (NOAEL) yielded steady-state free drug concentrations greater than five times higher than those required for activity in our preclinical mouse models and its estimated human exposure level. For BCR-ABL TKIs, NHPs have served as a high-bar surrogate for overall tolerability in humans. For example, according to regulatory filings, the approved ATP-competitive TKIs that have been evaluated in NHPs (nilotinib, dasatinib, and ponatinib) achieve similar or lower exposures (area under the curve, or AUC) and lower trough concentrations (Cmin) at their maximum tolerated dose (MTD), compared to the corresponding exposure and Cmin in humans at their approved doses. In contrast, ELVN-001 achieved a steady-state Cmin well in excess of our target in humans at well-tolerated doses in NHPs. Therefore, we believe ELVN-001 will potentially have a wider therapeutic index compared to currently approved TKIs.

Activity Against the T315I Acquired Resistance Mutation

ELVN-001 has also been designed to address the T315I mutation while preserving high potency against the native BCR-ABL isoform. Specifically, ELVN-001 exhibited low nanomolar activity against both native BCR-ABL and the T315I mutation in cell-based assays. ELVN-001 also exhibited robust tumor growth inhibition in a mouse xenograft model derived from this same T315I-dependent cancer cell line at free drug exposures that are well-tolerated in NHPs. Based upon these data and given its enhanced kinome selectivity, we believe that ELVN-001 has the potential to be an improved option for patients with CML harboring the T315I mutation.

Reduced Risk of DDIs Potentially Enables Safer and More Flexible Use for Patients

Our team designed ELVN-001 to be tolerable and allow for flexible use, appropriate for a chronic disease setting. Based on high human in vitro metabolic stability and low clearance in preclinical PK studies conducted in higher species (dog and NHP), our PK modeling predicts a low-to-moderate dose in humans. Furthermore, in profiling across six major human cytochrome P450 (CYP) isoforms, which represent a major mechanism in phase I metabolism, ELVN-001 was not a potent direct reversible inhibitor, nor was there evidence of significant time dependent inhibition of these CYP isoforms.

ELVN-001 is also not a potent inhibitor of a major uridine diphosphate glucuronosyltransferase, UGT1A1, which plays a key role in phase II metabolism. Therefore, we believe it is unlikely ELVN-001 will be a perpetrator of CYP or UGT1A1 DDIs. Additionally, due to the very low turnover in human hepatocytes and ten major human CYP isoforms as well as minor contributions of CYP-mediated metabolites to the metabolic profile in human hepatocytes, we believe that ELVN-001 will not be a significant victim to CYP or UGT-mediated DDIs from commonly co-dosed medications. As a result, ELVN-001 may represent a more attractive option for patients who desire more freedom from stringent administration requirements, have co-morbidity conditions including, hypertension and other cardiovascular disorders, or are on concomitant medications such as diltiazem or verapamil.

Our Goal is to Drive Deeper Responses Faster and Enable More Patients to Achieve Treatment- Free Remission

ELVN-001 was designed with the aim of conferring the maximal activity that can be achieved in patients with CML through BCR-ABL inhibition. Numerous publications that established a clear relationship between MMR and Cmin plasma concentrations of approved BCR-ABL TKIs. In reviewing the available clinical data, we have also observed a trend toward improved efficacy (MMR and MR4.5) with enhanced BCR-ABL coverage at Cmin when comparing imatinib, bosutinib, nilotinib, and ponatinib. Strikingly, in a 1L clinical trial, more than 50% of patients treated with ponatinib achieved MR4.5 by 12 months. This is approximately 5x, 10x, and 18x better than that reported for nilotinib, dasatinib, and imatinib respectively. Unfortunately, ponatinib suffers from both safety and tolerability issues, necessitating black box warnings for potentially fatal events, that preclude its use in the 1L setting and limit its effectiveness in later lines of therapy. In NHP tolerability studies, ELVN-001 achieved a significantly higher Cmin relative to its cellular pharmacodynamic potency (phosphorylated CRKL or pCRKL IC50) compared to ponatinib and nilotinib. Ultimately, we believe that ELVN-001’s profile observed in our preclinical studies will enable rapid and deep molecular responses in patients with CML, including those harboring the T315I mutation, and may help more patients become eligible for TFR.

Summary of Our Preclinical Results

ELVN-001 has been evaluated in hundreds of in vitro studies, five CML mouse models involving greater than 100 animals, over a dozen pharmacokinetic (PK) studies involving over a dozen mice and rats, nine dogs and 15 non-human primates (NHPs), and in exploratory tolerability and GLP toxicity studies in rats (162 animals) and NHPs (42 animals), including those described and reported in the summary sections below. Each study was customized to assess endpoints relevant to CML or ELVN-001’s absorption, distribution, metabolism, excretion, and toxicity (ADMET) profile, and conducted according to standard practices at experienced CROs or at our laboratory in Boulder, Colorado. In these preclinical studies, consistent effects across a range of endpoints were observed and the summary presented here is representative of the totality of the data generated with ELVN-001. Where multiple studies were conducted and/or multiple animals were evaluated, the results were generally consistent, and average values are reported.

In Vitro Potency and Selectivity of EVLN-001

In biochemical assays, we observed that ELVN-001 was a potent inhibitor of the ABL kinase. This activity against ABL translated into robust pharmacodynamic pCRKL and anti-proliferative effects in cell lines harboring native BCR-ABL, such as K562 and KCL-22, with IC50 values for ELVN-001 ranging from 19 to 112 nM in human serum. By contrast, ELVN-001 was markedly less active at inhibiting the growth of the non-BCR-ABL hematopoietic cancer cell line HL-60 with a IC50 value of 3,550 nM, demonstrating ELVN-001’s robust ability to selectively kill Philadelphia chromosome-positive (Ph+) cell lines and to spare those cells that are not dependent upon the fusion kinase. In addition to the in vitro biological data described above, Figure 9 below, shows the drug-like properties of ELVN-001. For example, ELVN-001 was completely stable with zero turnover when incubated for 120 minutes in human hepatocytes. In head-to-head comparisons with ponatinib, nilotinib and asciminib, ELVN-001 was significantly less protein bound in human plasma, which confers its exceptional potency in human serum and likely contributes to its improved metabolic stability. Unlike nilotinib, which has been reported to be a potent reversible and time-dependent inhibitor of several human CYP isoforms, ELVN-001 was observed to be neither a direct reversible nor a time-dependent inhibitor of six major human CYP isoforms, and we believe it is therefore less likely to perpetrate DDIs in patients on co-medications. Furthermore, ELVN-001 did not meaningfully inhibit the human Kv11.1 protein (hERG), an ion channel that has been linked to QT prolongation and cardiac arrest in humans. In contrast, nilotinib has been reported to be a low nanomolar inhibitor of hERG and has a black box warning for QT prolongation in humans. Finally, ELVN-001 is not a substrate for the breast cancer resistance protein (BCRP), an efflux substrate that has been reported to play a role in off-target, non-BCR-ABL mediated, resistance to CML therapies, including asciminib.

Figure 9. ELVN-001 Has a Unique and Attractive Profile for BCR-ABL, Including T315I, Driven CML

IC values represent an average derived from multiple runs with a minimum of two independent experiments. Ponatinib and nilotinib hERG data was obtained from their NDAs. Asciminib hepatocyte data was obtained from a Novartis peer-reviewed publication (Shoepher. J., et al. J. Med. Chem. 2018, 61, 8120-8135). All other experiments were performed our CRO in China.

For purposes of conducting our head-to-head studies, including the above, we purchase comparator compounds from a third-party vendor and characterize them in-house. Unless specified otherwise, all the preclinical data presented for ELVN-001, ELVN-002 and the comparator compounds used in head-to-head studies were performed at our laboratory in Boulder, Colorado, or at CROs under Enliven’s direction between 2020 to 2022 following standard and widely used procedures. For the study depicted in Figure 9, we selected ponatinib, a third generation TKI, as a comparator as it was the only TKI approved globally for use in patients harboring the T315I mutation. With approximately $2 billion in sales in 2021, nilotinib was selected as a representative second generation TKI as it is widely used in 1L and 2L CML, and has the highest reported DMR rate, MR4.5, in the 1L setting of all the approved TKIs. Finally, asciminib was selected due to its recent accelerated approval in 3L+ CP-CML.

A key potential advantage of ELVN-001 is its kinase selectivity. As measured in both biochemical and cell-based assays, ELVN-001 was highly selective versus key off-target kinases associated with the approved ATP-Competitive BCR-ABL inhibitors, particularly c-KIT, FMS-like tyrosine kinase (FLT3wt), PDGFRα/ß, VEGFR2, and Src family kinases. The activity as measured by cellular phosphorylation IC50 for these off-target kinases compared to several approved TKIs is depicted in Figure 10 below.

Figure 10. ELVN-001 is Inactive Versus Key Problematic Off-Target Kinases

IC values represent averages from in vitro cellular phosphorylation assays were run head-to-head (in duplicate) at our CRO in Germany.

In addition, ELVN-001 was observed to be markedly selective versus the broader kinome. ELVN-001 was profiled in a panel of 370 protein and lipid kinases at an ATP concentration of 100 µM and showed inhibition of only eight of these kinases greater than 50% at a concentration of 1 M, which was 1,000 times its IC50 for ABL1 in this assay. Follow-on IC50 determinations of ELVN-001 against these eight putative off-target kinases revealed that only two were inhibited less than 100 times relative to its ABL1 activity as depicted in Figure 11 below.

Figure 11. ELVN-001 Demonstrated Selective Inhibition of ABL-1 in In Vitro Biochemical Kinome Profiling

The in vitro biochemical kinase assays were run once (full panel at a fixed concentration in duplicate, IC values in duplicate and reported as averages) at our CRO in the United States.

In addition to targeting native BCR-ABL, ELVN-001 was designed to address the most common resistance mutation, T315I. Figure 12 below summarizes head-to-head cell proliferation data generated for ELVN-001 and all the approved TKIs. These assays were run in the presence of human serum in order to take into account human plasma protein binding and therefore provide a more clinically relevant context. ELVN-001 was potent in both native BCR-ABL driven cancer cell lines, K562 and KCL-22. Additionally, in nilotinib-resistant KCL-22T315I cells, ELVN-001 largely retained its anti-proliferative activity relative to the native BCR-ABL parental cell line with only seven times loss in potency, which compared favorably to the 14 times and more than 100 times loss in potency observed for ponatinib and asciminib respectively. Not surprisingly, all the other approved TKIs were essentially inactive against the T315I mutation.

Figure 12. Cell-based Activity in Wild-type BCR-ABL and T315I Models

IC values represent an average derived from multiple runs (minimum of two independent experiments). All experiments were performed at our CRO in China.

PK and In Vivo Activity

ELVN-001 exhibited low metabolic turnover and high stability in rat, dog, NHP, and human hepatocytes, and low stability in mouse hepatocytes. The same trend in clearance was observed in vivo in preclinical species. Importantly, ELVN-001 had low IV clearance, measured at less than 4 mL/ min/kg, and high oral bioavailability, measured at greater than 80% and 73%, in dog and NHP, respectively when dosed as a crystalline suspension. At 1 µM, the un-bound fraction of ELVN-001 in serum is 45%, 38%, 39%, 41%, and 15% for human, rat, dog, NHP, and mouse respectively.

Based upon the mouse absorption, distribution, metabolism, and excretion (ADME) and PK data, ELVN-001 was predicted to engage and significantly inhibit BCR-ABL for approximately 8 hours in mice at oral doses equal to or greater than 50 mg/kg. Accordingly, ELVN-001 was evaluated for anti-tumor activity in a human model of Ph+ CML in mice. As shown in Figure 13 below, in a K562 subcutaneous tumor xenograft model, ELVN-001 yielded over 80% tumor growth inhibition at a dose of 50 mg/kg once daily (QD) and elicited overt tumor regression when dosed at 50 mg/kg twice daily (BID) compared to clinically-relevant doses for nilotinib or asciminib. The mouse doses for nilotinib and asciminib were selected to approximate the steady-state human AUC at their FDA-approved dose level based on mouse PK using the doses and oral formulations evaluated in our xenograft studies. To confirm the activity exposure relationship related to higher clearance in a mouse, we co-dosed ABT, a CYP inhibitor that increased the exposure of ELVN-001 in mouse PK studies, with a low dose of ELVN-001 (10 mg/kg QD). As expected, the resulting higher exposures of ELVN-001 at the lower dose, induced tumor regressions in the K562 xenograft model. All doses of ELVN-001 evaluated in this study were well-tolerated.

ELVN-001 was also evaluated in native BCR-ABL KCL-22 and KCL-22T315I subcutaneous tumor xenograft models. At a dose of 50 mg/kg BID, ELVN-001 elicited tumor regression in the native BCR-ABL KCL-22 model and exceeded the tumor growth inhibition attained by asciminib at a clinically relevant dose, based on exposure, for the T315I patient population in the KCL-22T315I model. We also evaluated ELVN-001 at 1 mg/kg BID co-dosed with ABT in order to better mimic the predicted human PK profile. This treatment dose, which afforded free drug exposures (AUC) greater than five times lower than the exposure measured for ELVN-001 at its NOAEL dose in NHPs, performed similar to the 50 mg/kg BID treatment arm in both models. All doses of ELVN-001 evaluated in this study were well-tolerated. Nilotinib was also evaluated in these models. In the native BCR-ABL KCL-22 model, treatment with nilotinib at 7.5 mg/kg QD, its human exposure-matched dose, resulted in modest tumor growth inhibition, similar to its performance in the K562 model. In the KCL-22T315I model, at 20 mg/kg QD, a dose that yielded over three times the concentrations it achieves in humans at its approved dose, nilotinib demonstrated no anti-tumor response compared to the vehicle control.

Figure 13. Anti-Tumor Activity in the K562 Human Tumor Mouse Xenograft Model

Days on X-axis indicates days post the start of treatment with treatment starting on day 1. Mice were treated for 21 days, eight mice per group. This study was performed at our CRO in China.

For the in vivo activity studies shown in Figure 13 and described above, nilotinib was selected as a representative second-generation TKI, based on our ability to adequately model its clinically relevant exposure in mice. Asciminib was selected due to its recent FDA approval and promising 3L+ CML clinical data in both native BCR-ABL patients and, at a higher dose, T315I patients. Due to ponatinib’s safety profile, which includes four black box warnings, and potent VEGFR activity, we did not show it as a comparator in these xenograft models.

Therapeutic Index and Safety Margin in NHPs

In a 28-day repeat dose GLP toxicology study in NHPs, ELVN-001 was well-tolerated at up to 5 mg/kg QD, its NOAEL, and there were no serious adverse events observed at any dose tested. The free drug exposures attained at steady-state in this study not only met but exceeded those required for robust activity in our mouse xenograft tumor growth inhibition studies for both native BCR-ABL and T315I models. Importantly, given the similarity of the PK profile we expect to achieve in humans and NHPs, the Cmin levels achieved at 5 mg/kg in our GLP NHP toxicology study suggest that ELVN-001 will be able to attain Cmin levels in humans well above that required for robust clinical activity based on its cellular pharmacodynamic activity (pCRKL IC50). As shown in Figure 14 below, at their approved clinical doses, imatinib, bosutinib, nilotinib, and ponatinib all demonstrate a strong correlation between 1L efficacy (MMR) and their target coverage as defined by their median plasma concentration at Cmin divided by their cellular pharmacodynamic activity (pCRKL IC50) in human serum. Dasatinib was excluded due to its short half-life (3 to 5 hours) in humans. However, early clinical responses correlated with dasatinib concentrations above its pCRKL IC50 for more than 13 hours. We observed a similar correlation comparing the potency normalized total exposures (based on reported AUCs) of the agents at their approved doses and 1L efficacy.

Figure 14. Correlation of BCR-ABL Coverage (Cmin/pCRKL IC50) and Front Line Major Molecular Response

pCRKL IC values represent an average derived from multiple runs (minimum of 2 experiments); these experiments were performed at our CRO in China.

Human Cmin References: (Imatinib) Peng et al. J Clin Oncol. 2004; 22:935-942. DOI: 10.1200/JCO.2004.03.050; (Nilotinib) Kantarjian et al. NEJM. 2006; 354:2542-51; (Bosutinib) Abumiya et al. Nature Scientific Reports. 2021; 11:6323; (Ponatinib) Iclusig® USPI.

MMR References: (Bosutinib) Cortes JE et al. J Clin Oncol. 2012; 30(28):3486-92; (Nilotinib and Imatinib) Saglio G et al. NEJM. 2010; 362(24):2251-9; (Ponatinib) Jain P et al. Lancet Haematol. 2015; 2(9):e376-83.

ELVN-001’s tolerability in NHPs is especially encouraging given that nilotinib, dasatinib and ponatinib are not as well-tolerated in NHPs as they are in humans. As depicted in Figure 15 below, ponatinib and nilotinib attain a lower Cmin at their NHP MTD than they do in humans at approved clinical doses. Additionally, according to regulatory filings, dasatinib was not dosed every day in NHP studies due to poor tolerability. We believe ELVN-001’s improved tolerability profile in NHPs relative to its steady-state Cmin target coverage (Cmin/pCRKL IC50) strongly supports the potential for an improved therapeutic index in humans.

Figure 15. Therapeutic Index Measured by BCR-ABL Coverage at Cmin in Humans and NHPs

MTD = Maximum Tolerated Dose.

Refer to Figure 14 notes for Human Cmin references.

We estimated the NHP Cmin for ponatinib and nilotinib based on PK data reported in their respective NDAs. ELVN-001’s reported NHP Cmin is an average from plasma samples collected from five animals on day 28 of a 28-day exploratory tolerability study at ELVN-001’s NOAEL dose of 5 mg/kg QD. pCRKL IC50 values represent an average derived from multiple runs (minimum of two experiments); these studies were all performed at our CRO in China.

A 28-day GLP toxicity study performed in rats, resulted in an ELVN-001 NOAEL of 7.5 mg/kg/day and 15 mg/kg/day in female and male rats, respectively. In male rats, there were no serious adverse events observed at any dose of ELVN-001 evaluated. In female rats, treatment with 15 mg/kg/day ELVN-001 resulted in seven test article-related unscheduled deaths between day 10 and day 14 of dosing. The remaining 12 females given 15 mg/kg/day were terminated early on day 12 or day 14. Adverse findings included, but were not limited to, decreased activity and visible signs of stress, decreased food consumption and body weight, macroscopic and/or microscopic findings primarily in the thymus, lymph node, adrenal gland, gut-associated tissues, bone marrow, and alterations in hematology and clinical chemistry parameters. The unscheduled deaths were attributed to enteropathy; bacterial colonies were observed in a number of tissues, suggesting sepsis may have been a terminal event. The tolerability differences between male and female rats was attributed to higher exposures of ELVN-001 in female rats. Despite the adverse findings at 15 mg/kg/day in female rats, ELVN-001’s free-drug exposure at its NOAEL in female rats, was slightly higher than at its NOAEL in NHPs, 5 mg/kg/day, corresponding to a slightly higher safety margin in this pre-clinical species. Importantly, the ELVN-001 exposures measured in female rats treated with 15 mg/kg/day exceed the ELVN-001 exposures that will be evaluated in CML patients per our Phase 1 protocol and are approximately 10-20 times higher than ELVN-001’s predicted active human total exposure, and up to approximately 37 times higher than ELVN-001’s predicted human maximum Cmax, which is the maximum concentration achieved at steady state.

We believe ELVN-001’s profile will allow for consistent and robust target coverage in humans. Ultimately, we believe that if ELVN-001’s profile observed in our preclinical studies translates to humans, it will enable rapid and deep molecular responses in patients with BCR-ABL driven CML, including T315I, and may help more patients become eligible for TFR.

The purpose of the preclinical studies was to evaluate ELVN-001 for potency, kinome selectivity, tolerability and tumor growth inhibition. Given the preclinical and exploratory nature of the studies, the studies did not have formally defined primary or secondary endpoints and were not designed for statistical significance.

We will need to achieve statistical significance on our prescribed endpoints in any future Phase 3 clinical trials in order to obtain regulatory approval. The FDA and other regulators utilize statistical measures when evaluating the results of a clinical trial, including statistical significance as measured by p-value. The smaller the p-value, the more likely the differences are not due to chance alone. For example, a p-value of 0.001 means that there is a 0.1% probability that the difference between the control group and the treatment group is purely due to chance. A p-value of less than or equal to 0.05 is a commonly used threshold for identifying statistically significant outcomes.

Clinical Development Plan

We recently initiated our Phase 1 trial for ELVN-001 in adult patients with CML. Our Phase 1 clinical trial is designed to characterize the safety, tolerability, PK properties, and preliminary efficacy in a population of patients with CML with and without the T315I mutation. Assuming the results of the proposed Phase 1 are supportive and subject to feedback from regulatory authorities, subsequent trials would include a randomized pivotal trial(s) in patients with CML. Should efficacy and safety data also support potential benefit in patients with T315I, we would discuss with FDA the optimal path forward for this patient population with limited options.

Our planned Phase 1 trial is designed to occur in two stages:

•

Part 1: Dose Escalation / Exploration: Patients with CP-CML with and without T315I will be sequentially enrolled in various dose level cohorts to receive oral ELVN-001 as a single agent. Upon clinical activity, we may consider expanding a cohort to confirm activity prior to selecting our recommended dose(s) for expansion.

•	Part 2: Dose Expansions: Patients with native BCR-ABL and T315I will be enrolled into various dose expansion cohorts. We plan to explore the activity of ELVN-001 in patients with and without T315I.

The objective of the trial is to (1) assess the safety and tolerability of ELVN-001 when administered to patients with CML, (2) understand the relationship between dose and schedule of drug with PK and anti-tumor activity, and (3) determine a recommended dose for expansion in patients with CML with and without T315I. Our key efficacy measure will be the reduction of BCR-ABL transcripts in peripheral blood.

If our Phase 1 clinical data demonstrates an acceptable safety and tolerability profile and a strong positive efficacy signal, we would then engage with the FDA and other regulatory agencies to plan one or more registration-enabling trials in earlier lines of therapy in the United States and other geographies. Where possible, we plan to explore applicable regulatory strategies pursued by other targeted therapy companies, for example Orphan Drug Designation, Breakthrough Therapy and Fast Track designation, Priority Review and/or Accelerated Approval. However, because our product candidates are in early development, there can be no assurance that the FDA will permit us to utilize an expedited approval process for any of our product candidates. The FDA’s accelerated approval pathways do not guarantee an accelerated review by the FDA. Even if our product candidates are granted a designation or qualify for expedited development, it may not actually lead to faster development or expedited regulatory review and approval or increase the likelihood that they will receive FDA approval.

HER2 Program

Overview

ELVN-002, is a potent, selective and irreversible HER2 inhibitor with activity against various HER2 mutations, including Exon 20 insertion mutations (E20IMs) in non-small cell lung cancer (NSCLC), for which there are currently no approved small molecule inhibitors. ELVN-002 is designed to inhibit HER2 and key mutations of HER2, while sparing wild-type EGFR and avoiding EGFR-related toxicities. We believe that if ELVN-002 achieves this profile, it will be able to achieve an improved therapeutic index compared to current approved and investigational TKIs as well as provide a meaningful therapeutic option to patients with brain metastases, a key mechanism of resistance to current therapies in patients with NSCLC and other HER2 driven diseases. While the initial focus for this program is for HER2 mutant NSCLC, we intend to seek to expand the opportunity to patients with other HER2 mutations as well as HER2 amplified or overexpressing tumors including breast, colorectal, and gastric cancers.

Due to significant structural homology between EGFR and HER2, most investigational agents targeting HER2 mutations are dual EGFR and HER2 inhibitors and are dose-limited by EGFR-related toxicities. This has contributed to limited efficacy for patients with HER2 mutations, particularly in NSCLC. In contrast, ELVN-002 was greater than 100 times more selective for HER2 relative to EGFR in preclinical studies. Tucatinib, a reversible small molecule inhibitor, represents the only approved selective HER2 orally active drug. However, it lacks sufficient potency against key mutations, including HER2 YVMA, which represents roughly 70% of all E20IMs in lung cancer, and L755, the most common HER2 breast cancer mutation. E20IMs, including HER2 YVMA, are mutations that remain largely unaddressed by current TKIs. ELVN-002 has demonstrated higher potency compared to tucatinib against HER2 YVMA and several other clinically relevant HER2 mutations in our preclinical studies. Moreover, ELVN-002 outperformed tucatinib in pre-clinical HER2-amplified subcutaneous and intracranial models. Hence, we believe ELVN-002 may offer an effective approach to addressing and preventing CNS metastases compared to existing approved therapies.

We filed an IND for ELVN-002 and received clearance of the IND from the FDA in the fourth quarter of 2022, and we recently advanced our ELVN-002 program into Phase 1 based on the activation of the first clinical site. Our initial focus for this program is for patients with HER2 mutant NSCLC, for which there are no FDA-approved TKIs. However, we will also seek to expand the opportunity to patients with other HER2 mutations as well as HER2 amplified or overexpressing tumors including breast, colorectal, and gastric cancers.

Disease Background

HER2, also known as ERBB2, is a member of the ERBB receptor tyrosine kinase family. The ERBB family consists of three other receptors: ERBB1, also known as EGFR, ERBB3 and ERBB4. In particular, as seen in Figure 16 below, ERBB1 and ERBB2 have a high degree of structural homology, particularly within the tyrosine kinase domain. Notably, there is only one amino acid difference between the active sites of these kinases, making it difficult to design selective inhibitors.

Figure 16. ERBB1 and ERBB2 Are Associated with a High Degree of Structural Homology, Specifically in the Tyrosine Kinase Domain

ERBB2 is characterized by a heterogeneous set of mutations. Certain of these, such as E20IMs in the kinase domain, are less sensitive to prior generation TKIs. Numbers 53 through 1,255 represent amino acid position within ERBB2 protein.

References: Baraibar, I. et al. Critical Reviews in Oncology / Hematology. 148 (2020) 102906; Array Company Presentation.

Although there are no known ligands that bind to monomeric HER2, it dimerizes with other ERBB receptors, particularly ERBB3, to regulate downstream signaling cascades including, but not limited to, the mitogen-activated protein kinase (MEK) and phosphoinositide 3-kinase pathways, that promote cell proliferation and survival. Aberrant overexpression of HER2 or certain genetic alterations, including small in-frame insertions in Exon-20 or specific point mutations, are known to confer elevated or constitutive tyrosine kinase activation to the receptor. Accordingly, the overexpression or mutation of HER2 is highly associated with aggressive forms of solid cancers, including BRC, NSCLC, colorectal cancer (CRC) and several others. As shown in Figure 17 below, a significant proportion of patients within each cancer type exhibit HER2 mutations. HER2 amplification or overexpression is similarly implicated in several types of cancers affecting a substantial number of patients.

Figure 17. HER2 Mutation and Amplification/Overexpression Incidence Across Various Solid Tumor Types

CRC = Colorectal cancer. K = 1,000’s. NSCLC = Non-small cell lung cancer.

References: 1. National Cancer Institute. SEER*Stat software. Bethesda, MD: National Cancer Institute, Surveillance Research Program; 2022; 2. Connell CM et al. ESMO Open. 2017 Nov 24;2(5); 3. Robichaux et al. Cancer Cell. 2019;36(4):444-457.e7; 4. Dumbrava EEI et al. JCO Precis Oncol. 2019 Oct 21;3.

The primary entry point for a HER2 targeted therapy is in patients with metastatic disease. Figure 18 illustrates the US market estimates of metastatic HER2 mutant and overexpressing disease.

Figure 18. Market Size Estimates of HER2 Metastatic Cancer Types

*Other cancers include prostate, endometrial, gastric, stomach, hepatobiliary, etc.

BRC = Breast cancer. GI = Gastrointestinal. NSCLC = Non-small cell lung cancer. MBC = Metastatic breast cancer.

References: 1. National Cancer Institute. SEER*Stat software. Bethesda, MD: National Cancer Institute, Surveillance Research Program; 2022; 2. Robichaux et al. Cancer Cell. 2019;36(4):444-457.e7.

In a proportion of lung cancer patients, certain mutations in EGFR and HER2 known as E20IMs are markedly less sensitive to prior generation TKIs. An added challenge to the development of viable therapies for these specific HER2 E20IMs lies in the fact that these alterations are heterogeneous, encompassing a diversity of amino acid insertions/deletions. As depicted in Figure 19 below, E20IMs occur across a spectrum of cancer types, with the frequency of specific E20IMs varying by cancer type.

Figure 19. Frequency of Various HER2 Exon 20 Insertion Mutations Across Tumor Types

Exon 20 mutations are the most common mutations within the tyrosine kinase domain of HER2. Treatment of HER2 E20IMs remains a clinical challenge as the mutations vary in frequency across different solid tumor types. The most common HER2 E20IM across solid tumors is YVMA.

Reference: Robichaux et al. Cancer Cell. 2019;36(4):444-457.e7_Supplement.

As depicted in Figure 20, the most common HER2 E20IM is a duplication or insertion of the amino acids YVMA. In addition to E20IMs, several other genetic alterations of the receptor, specifically point mutations leading to single amino acid substitutions, have been associated with the development of a variety of cancers, including lung cancer. Although the resistance mechanisms associated with each of these mutations are not fully understood, it is believed that the mutations may share a commonality in promoting ligand-independent activation of the kinases. Further investigation of the underlying mechanisms and development of TKIs tailored to these mutations are needed.

Current Treatment Landscape

While up to 3% of patients with NSCLC harbor HER2 E20IMs, there are no FDA-approved TKIs that target these mutations. Despite the recent accelerated approval of Enhertu for this patient population, there remains a need for patients who fail or are intolerant this new treatment option. Most of the investigational TKIs targeting this population are all dual EGFR and HER2 inhibitors and have been dose-limited in the clinic by EGFR-related toxicities, such as GI and skin toxicities. These toxicities necessitate restrictive dosing regimens, leading to suboptimal HER2 engagement and attenuated therapeutic benefit. Moreover, while marketed TKIs provide a therapeutic benefit for patients with cancers driven by HER2 overexpression, they may have limited efficacy in patients harboring specific genetic alterations, such as HER2 E20IMs, specific point mutations or genetic alterations associated with ERBB family ligands, such as NRG1 gene fusion.

As described in Figure 20 below, the current standard of care for HER2 mutant NSCLC is chemotherapy, which produces high rates of toxicity and short clinical durability. Ado-trastuzumab emtansine, a HER2-directed antibody drug conjugate (ADC) approved therapy for HER2 metastatic BRC, is mentioned in the NCCN guidelines based on the HER2 mutant NSCLC cohort from a single- arm Phase 2 basket study. In August 2022, fam-trastuzumab deruxtecan, a HER2 directed ADC, received accelerated approval by the FDA for patients with HER2 mutant NSCLC who have received a prior systemic therapy. While response rates have been encouraging, 8% of patients discontinued treatment within four months due to adverse events. A key concern with fam-trastuzumab deruxtecan is interstitial lung disease (ILD). In NSCLC, drug-related ILD has been reported in 6% of patients treated with fam-trastuzumab deruxtecan with a median treatment duration of 3.7 months. Given the significant toxicity profile of fam-trastuzumab deruxtecan, we believe many patients may not be able to tolerate this therapy for an extended duration of time, thereby limiting the overall benefit for patients requiring long-term treatment. The current investigational TKIs that have reported clinical data in HER2 mutant NSCLC are dual EGFR and HER2 inhibitors and have demonstrated only modest activity compared to standard of care and suffer from common EGFR-related toxicities. BI-1810631 represents the only HER2 selective TKI under clinical investigation for HER2 mutant NSCLC for which clinical data has been reported. Currently, it is in a Phase 1 trial.

Figure 20. Investigational Agents Targeting HER2 mutant NSCLC

2L+ = Second or later line of therapy. AE = Adverse event. CRL = Complete Response Letter. DOR = Duration of response. Gr = Grade. ILD = Interstitial lung disease. m = Months. N/A = Not applicable. NSCLC = Nonsmall cell lung cancer. ORR = Overall response rate. mPFS = Median progression free survival. PPI = Proton pump inhibitor. TKI = Tyrosine kinase inhibitor.

References: 1. Wang et al. BMC Cancer (2018) 18:326; 2. Enhertu® (fam-trastuxumab deruxtecan) USPI; 3. Le, et al. J. Clin Oncol 2021, 40:710-718; 4. Song et al. BMC Medicine (2022) 20:42; 5. Opdam et al. ENA 2022, NCT04886804, NCT05380947.

HER2 mutations have been identified in other tumor types beyond NSCLC cancer such as BRC and CRC. However, unlike NSCLC, the use of next generation sequencing (NGS) in these tumor types to identify specific oncogenic mutations is currently limited. However, we believe that NGS and commercially available diagnostic panels covering HER2 mutations will continue to become more widely accessible and adopted such that the accessible patient population with HER2 mutations will continue to grow.

As described above, HER2 overexpressing tumors represent a large opportunity. While HER2 amplification or overexpression is associated with many tumor types, including gastric cancer, CRC, and endometrial cancer, BRC represents nearly 70% of the opportunity. The current treatment landscape for metastatic BRC is summarized in Figure 21 below. The standard of care for HER2 metastatic BRC is chemotherapy in combination with one or more anti-HER2 monoclonal antibodies, such as trastuzumab or pertuzumab. Fam-trastuzumab deruxtecan and ado-trastuzumab emtansine are both approved HER2 ADCs, however, they carry two and three black box warnings, respectively. Approved TKIs for metastatic BRC include dual EGFR and HER2 inhibitors, such as neratinib and lapatinib, in combination with capecitabine. Tucatinib is the only HER2-selective TKI and is approved in combination with trastuzumab and capecitabine. Despite demonstrating improved overall survival, the combination results in 80% all grade diarrhea (13% > Grade 3) and affords a median progression free survival of only 7.8 months. Of note, single agent tucatinib had an objective response rate (ORR) of only 11% in a late line metastatic BRC. This is perhaps not surprising given that tucatinib only achieved concentrations above its IC90 for HER2 in approximately 40% of patients all day at its FDA approved dose. Despite its limitations, Tukysa (tucatinib) is on a ~$335mm revenue run rate as of 2Q 2022 with only a 2L+ HER2+ MBC product label. Notwithstanding tremendous advances in therapeutic options for HER2 metastatic BRC, there are still no curative treatments, approximately 25% of patients experience primary or acquired resistance, and up to 50% of patients develop brain metastasis.

Figure 21. HER2 Breast Cancer Landscape

1L = First line of therapy. 2L = Second line of therapy. 2L+ = Second or later line of therapy. 3L+ = Third or later line of therapy. AE = Adverse event. ADC = Antibody drug conjugate. AST = Aspartate aminotransferase. ALT = Alanine transaminase. CBR = Clinical benefit rate. CNS mets = Central Nervous System metastases. DoR = Duration of response. Gr = Grade. ILD = Interstitial lung disease. NE = Not evaluable. NR = Not reached. N/A = Not applicable. ORR = Overall response rate. mPFS = Median progression free survival. PPE = Palmar-plantar erythrodysesthesia. mOS = Median overall survival. TKI = Tyrosine kinase inhibitor. Tx or Txt = Treatment.

References: 1. Cortes J et al. N Engl J Med 2022; 386:1143-1154; 2. Murthy RK et al. N Engl J Med 2020; 382:597-609; 3. Moulder S et al. Clin Cancer Res; 23(14); 4. Stricker et al. ESMO 2022; 5. Xeloda® USPI, 2015.

Challenges with the Current Treatment Landscape

Given the lack of approved small molecule therapies and limited clinical activity observed with current investigational EGFR/HER2 dual TKIs, there remains a substantial need to develop a potent, selective and irreversible HER2 TKI with improved efficacy and tolerability for patients with HER2 alterations. Many of the limitations in the current treatment landscape are described below:

•

Lack of selectivity results in limited therapeutic utility: There are only a few small molecules inhibitors, such as neratinib, lapatinib, and tucatinib for the treatment of HER2-driven cancers; all are associated with HER2 overexpression. Furthermore, all, except for tucatinib, are dual EGFR/HER2 inhibitors. As such, their therapeutic utility is limited by inadequate selectivity for HER2 relative to EGFR, and consequently they are dose-limited by GI and skin toxicity associated with EGFR inhibition. The GI tract is highly sensitive to EGFR inhibition, and because high local concentrations of oral drugs are required to achieve peripheral concentrations sufficient for efficacy, we believe a significant HER2 selectivity window is required to avoid dose-limiting EGFR toxicity.

•

Sub-optimal potency results in insufficient activity against key HER2 mutations: Tucatinib, a reversible small molecule inhibitor, represents the only approved highly selective HER2 orally active drug. However, based on in vitro cell and in vivo preclinical studies, it lacks sufficient potency against key mutations including HER2 YVMA. In our HER2 YVMA xenograft model, tucatinib exhibited poor tumor growth inhibition at drug exposures 14 times the steady state exposure obtained at its maximum approved human dose. While tucatinib is approved for HER2 positive metastatic BRC, no clinical data has been published for HER2 mutant cancers.

•

Inability to achieve sufficient CNS free drug levels to address brain metastases: Brain metastases represent a significant issue for patients with cancer, such as NSCLC and metastatic BRC. Up to 20% of patients with NSCLC have brain metastases at diagnosis, and up to 50% of patients with NSCLC and HER2-driven BRC have CNS involvement upon disease progression, which significantly impacts their longevity and quality of life. Unfortunately, approved large molecule HER-targeted drugs such as antibodies and ADCs do not cross the blood brain barrier in sufficient levels to confer maximal activity in the CNS. The challenge with existing approved TKIs is that they are substrates of efflux transporters, such as P-gp and BCRP, or have a narrow therapeutic index as exemplified by the dual EGFR/HER2 inhibitors, thereby limiting their ability to achieve sufficient drug exposures for activity in the CNS.

Our Solution—Small Molecule Inhibitors Targeting HER2

When establishing our TPP as part of our development approach, we recognized the above issues with the current treatment landscape for HER2 driven cancers and we designed ELVN-002 to specifically address each issue:

Improved HER2 Selectivity Enabling Superior Therapeutic Index:

Our chemistry leadership team has over a decade of combined experience in designing small molecule inhibitors targeting HER2 and/or EGFR, and includes the co-inventor of tucatinib, the only approved EGFR-sparing HER2 TKI. Leveraging that experience, we designed ELVN-002 to potently inhibit HER2 and spare EGFR. We achieved this potency and selectivity with subtle optimization of the reactivity of the covalent warhead coupled with concurrent functional group changes to other regions of our novel chemical scaffold. ELVN-002 demonstrated selectivity for HER2 YVMA relative to EGFR that is at least 100 times better than the four current lead investigational dual EGFR/HER2 TKIs in development for this NSCLC patient population. Additionally, we evaluated ELVN-002 in mouse HER2 mutant and HER2 overexpressing xenograft studies, including an intracranial model, and treatment resulted in tumor regressions at well-tolerated doses. Importantly, in a HER2 YVMA model, it outperformed the dual EGFR/HER2 inhibitor, poziotinib, which was not tolerated at the dose required to induce tumor regression. Because of the improved selectivity profile of our lead candidates in our preclinical studies, we believe ELVN-002 will not be limited by the GI or skin toxicity observed in patients treated with the current investigational dual EGFR/HER2 TKIs. Furthermore, we believe this will allow ELVN-002 to achieve exposures required for improved clinical activity.

Sufficient Potency to Address Key HER2 Mutations:

While tucatinib is both potent against and selective for HER2 in our preclinical studies, it fails to retain significant potency against many of the clinically relevant HER2 mutations, such as HER2 YVMA and L755S/P. ELVN-002 is an irreversible inhibitor that exhibited higher potency relative to tucatinib against HER2 YVMA and several other clinically relevant HER2 mutations. To further validate our in vitro results, we evaluated tucatinib in our HER2 YVMA xenograft model. In this study, tucatinib demonstrated only moderate tumor growth inhibition at a daily dose yielding exposures up to 14 times the clinical exposure it achieves in humans at its approved dose of 300 mg BID. In contrast, treatment with ELVN-002 resulted in tumor regressions at well-tolerated doses.

Activity in the CNS for the Treatment and Prevention of Brain Metastases:

In patients with HER2 overexpressed or HER2 mutation driven cancers who have brain metastases, we believe that a HER2 selective, irreversible inhibitor may provide a meaningful therapeutic benefit. While all small molecules cross the blood brain barrier (BBB), most kinase inhibitors have significantly reduced free drug concentrations in the CNS compared to the periphery. Molecules that achieve free drug concentrations in the brain equal to their free drug concentrations in the periphery can be described as fully BBB-penetrant. The design and ultimate discovery of reversible, fully BBB-penetrant ERBB family inhibitors has been quite challenging. One possible reason is that the ERBB family inhibitor pharmacophores to date appear to be highly susceptible to P-gp and/ or BCRP mediated efflux. Selective small molecule irreversible inhibitors may offer an alternative, more efficacious approach to treating and preventing brain metastases. For example, osimertinib (Tagrisso), an irreversible TKI that is also a P-gp substrate, has demonstrated impressive CNS activity in preclinical models and, more importantly, in clinical trials where it outperformed approved reversible EGFR inhibitors. By their very nature, irreversible inhibitors have the potential to drive more prolonged target inhibition that is not linearly reflective of the local free drug concentration. This effect may result in improved CNS efficacy in contrast to reversible inhibitors, which generally exhibit shorter on-target off-rates in vivo. With this background and precedent, we believe that ELVN-002 may have the potential to benefit cancer patients with CNS involvement. ELVN-002 also demonstrated improved activity compared to tucatinib, which has demonstrated activity in patients with brain metastases, in a HER2 overexpressing intracranial model.

Summary of Our Preclinical Results with ELVN-002

ELVN-002 has been evaluated in hundreds of in vitro studies, eight HER2-driven solid tumor mouse models involving greater than 150 animals, over a dozen PK studies involving over a dozen mice and rats, six dogs and nine NHPs, and in exploratory tolerability and GLP toxicity studies in rats (162 animals) and NHPs (42 animals), including those described and reported in the summary sections below. Each study was customized to assess endpoints relevant to HER2-driven cancers or ELVN-002’s ADMET profile, and conducted according to standard practices at experienced CROs or at our laboratory in Boulder, Colorado. In these preclinical studies, consistent effects across a range of endpoints were observed and the summary presented here is representative of the totality of the data generated with ELVN-002. Where multiple studies were conducted and/or multiple animals were evaluated, the results were generally consistent, and average values are reported.

In Vitro Potency and Selectivity of ELVN-002

ELVN-002 potently inhibited proliferation and phosphorylation of HER2 when tested on various cell lines endogenously expressing HER2 or engineered to express specific clinically relevant HER2 mutants. Additionally, ELVN-002 was highly selective for HER2 and HER2 mutants relative to wild-type (WT) EGFR. As shown in Figure 22 below, we compared two EGFR/HER2 dual inhibitors, poziotinib and pyrotinib, to ELVN-002 in several in vitro cellular assays. We selected poziotinib and pyrotinib because they are the most advanced investigational EGFR/HER2 TKIs in clinical trials for NSCLC patients with HER2 E20IMs.

We believe it is important to measure both the anti-proliferative and pharmacodynamic effects of inhibitors to best understand their potency and selectivity. Autophosphorylation of HER2 and EGFR are markers of the pharmacodynamic activity of HER2 and EGFR, respectively (pHER2 and pEGFR IC50 values), and was measured in multiple cell lines of interest. Figure 22 below shows that ELVN-002 had improved or similar potency to poziotinb and pyrotinib in HER2 and HER2 mutant expressing or dependent cell lines, and significantly less activity in cell lines expressing or dependent on EGFR. Additionally, we ran our Beas2b pHER2 YVMA assay in the presence of 100% human serum to take into account human plasma protein binding and therefore provide a more clinically relevant context. ELVN-002 largely retained activity in the presence of human serum with only 8 times loss in potency. This compared favorably to the 33 and 65 times loss in potency observed for poziotinib and pyrotinib respectively.

Figure 22. ELVN-002 Potently Inhibited HER2 and HER2 YVMA While Sparing EGFR

To investigate the effects of our inhibitors on HER2 mutations, Beas2b cells derived from normal bronchial epithelium were engineered to express HER2 YVMA, the most common E20IM in NSCLC. Additionally, we engineered Beas2b cells to express HER2 S310F, a mutation in the extracellular domain (ECD) of HER2 and HER2 L755S, an active site mutation commonly found in breast cancer. The HER2 S310F mutation is considered relevant as it has been reported to confer resistance to large molecule, HER2 targeted agents. In these assays, we use Beas2b HER2 S310F cells as a surrogate for HER2 WT expressing cells as the active site, where TKIs bind, is identical. BT474 cells were derived from an invasive ductal breast carcinoma and overexpress HER2. Ba/F3 cells transfected with HER2 YVMA cell lines are dependent upon this mutation for growth. A431 and H2073 are both cell lines that endogenously express WT EGFR. A431 cells were derived from an epidermal carcinoma and H2073 cells were derived from a lung adenocarcinoma. IC values represent average values from multiple experiments (minimum of two experiments). The studies involving Beas2b transfected cell lines were performed at Enliven between 2021-2022. All other studies were performed at our CRO in China.

We also profiled tucatinib, the only FDA approved HER2 selective TKI, in our in vitro assays. While tucatinib was highly active in HER2 overexpressing cell lines, it loses potency against HER2 YVMA and L755S cell lines. For example, it exhibited an IC50 of 127 nM in our Beas2b HER2 YVMA pHER2 assay and an IC50 of 119 nM in our BaF3 HER2 YVMA proliferation assay. Additionally, tucatinib was only moderately potent (IC50 of 99 nM) in the Beas2b HER2 L755S pHER2 assay.

Finally, given the chemical reactivity and stability challenges inherent to irreversible inhibitors, we optimized ELVN-002 for improved chemical and metabolic stability. For example, in a glutathione (GSH) reactivity assay performed in human liver cytosol, ELVN-002 was stable, with over 70% remaining after 60 minutes. ELVN-002 also demonstrated improved kinetic solubility and human hepatocyte stability in contrast to poziotinib, pyrotinib and tucatinib.

In Figure 23 below, we compared ELVN-002, based on the ratio of potency for EGFR (pEGFR IC50) in two cell lines and HER2 YVMA (pHER2 YVMA IC50), to four of the EGFR/HER2 dual inhibitors currently in clinical development for patients with HER2 E20IMs in NSCLC. As shown, ELVN-002 was at least 100 times more selective for HER2 YVMA relative to EGFR than mobocertinib, poziotinib, pyrotinib, and BDTX-189. Notably, all the investigational dual inhibitors we evaluated were roughly equipotent for EGFR and HER2 YVMA, which may be the reason for their sub-optimal tolerability and limited activity observed in clinical trials.

Figure 23: ELVN-002 was >100 Times More Selective for HER2 YVMA Relative to EGFR than Dual EGFR/HER2 Inhibitors

Selectivity was calculated from a ratio of IC values which represent an average value from a minimum of two independent experiments. Refer to Figure 22 for additional experimental details.

Broad HER2 Mutant Coverage

To assess the potential utility of ELVN-002 compared to tucatinib for common HER2 mutations, we treated Ba/F3 cell lines engineered to express HER2 and various HER2 mutations in a head-to-head in vitro study. As shown in Figure 24 below, we measured cell proliferation IC50 values and calculated the ratio of HER2 and HER2 mutant potency. As indicated by the green shading, ELVN-002 had broad mutant activity across many E20IMs and mutations commonly found in HER2 mutated cancers. In contrast, tucatinib averaged over 10 times less activity against the HER2 E20IMs, and over 10 times less activity against HER2 L755S/P mutations, which account for 22% of all HER2 mutations in HER2 mutated BRC. Tucatinib and ELVN-002 both demonstrated selectivity over EGFR with an IC50 of >1,000 nM.

Figure 24: ELVN-002 Had Superior Potency and Mutant Coverage Compared to Tucatinib

Transfected Ba/F3 cells were treated with compound for 72-hours to determine in vitro anti-proliferation IC values. All experiments were performed in duplicate and average values are used when multiple independent experiments were performed. These experiments were performed at our CRO in China.

PK and Efficacy

As shown in Figure 25 below, ELVN-002 demonstrated robust in vivo activity in a Beas2b HER2 YVMA xenograft model, inducing tumor regression at well-tolerated doses of 20, 10 and 5 mg/kg QD. Importantly, ELVN-002 compared favorably to the dual EGFR/HER2 inhibitor, poziotinib, and tucatinib in this model. At 1 mg/kg QD, which is roughly eight times the exposure it achieved at its Phase 2 dose of 16 mg QD in humans, poziotinib had limited anti-tumor activity and was not well-tolerated, as multiple mice rapidly lost more than 10% of their body weight and required dosing holidays. In contrast, ELVN-002 at 5 mg/kg QD, resulted in deep tumor regressions with no significant body weight loss. Furthermore, tucatinib, even at 14 times the exposure it achieves in humans at its clinically approved dose of 300 mg BID, demonstrated limited tumor growth inhibition.

Figure 25: ELVN-002 Demonstrated Robust Anti-Tumor Activity in Beas2b HER2 YVMA Xenograft Model at Well-Tolerated Doses

Days on X-axis indicates days post the start of treatment with treatment starting on day 0. Mice were treated for 21 days, eight mice per group. This study was performed at our CRO in China.

In subsequent in vivo studies, ELVN-002 induced tumor regressions with daily dosing of 20 mg/kg and 10 mg/kg in a Beas2B HER2 L755S xenograft model. In this model, tucatinib was dosed at a high dose,100 mg/kg QD, and at 15 mg/kg BID, a dose that results in exposures roughly equal to its steady-state human exposure at its approved dose of 300 mg BID. Poziotinib was dosed at 1 mg/kg, a dose yielding exposures approximately 8 times higher than those measured in humans at its Phase 2 dose of 16 mg QD. All doses of ELVN-002 were well-tolerated and resulted in tumor regressions. Poziotinib treatment at 1 mg/kg QD also resulted in tumor regressions. In contrast, both dosing regimens of tucatinib resulted in limited tumor growth inhibition.

ELVN-002 was also evaluated for in vivo activity in the NCI-N87 (HER2wt) intracranial model, shown in Figure 26. Mice were injected with luciferase expressing NCI-N87 cells into the right forebrain and tumor growth was measured, roughly every 4 days, by bioluminescent signal obtained from imaging (IVIS Lumina III). In a head-to-head study with tucatinib, ELVN-002 treatment resulted in tumor regression with 10, 20 and 50 mg/kg QD oral dosing. Tucatinib, dosed at 50 and 75 mg/kg BID, roughly 4.5x and 12x its human exposure at 300 mg BID respectively, resulted in moderate tumor growth inhibition but not regression. Of note, tucatinib exposures in this nude mouse model were 40- and 100-fold higher than exposures of ELVN-002 at 10 mg/kg, and yet ELVN-002 treatment at 10 mg/kg QD resulted in superior CNS anti-tumor activity.

Figure 26: ELVN-002 Demonstrated Robust Anti-Tumor Activity in the NCI-N87 HER2 amp Intracranial Model at Well-Tolerated Doses

For the intracranial model, mice were treated for 21 days, 10 mice per group. Days on X-axis indicates days post the start of treatment with treatment starting on day 0. For the mouse PK studies, mice were treated once, 3 mice per group. Hours on X-axis indicates hours post a single oral administration of test article. The horizontal dotted lines in the PK figure correspond to tucatinib’s pHER2 IC values in BT474s, a HER2 wild-type expressing cell line, measured in the presence of 100% human serum, and reflect average values (from a minimum of two independent experiments). Tucatinib’s plasma protein serum binding in humans and mice is similar as reported in its NDA. These studies were performed at our CRO in China.

In contrast to reversible inhibitors like tucatinib, irreversible inhibitors have been shown mechanistically to drive increased receptor internalization, and there is both preclinical and clinical precedent for additive activity upon combining irreversible TKIs with ADCs in HER2-driven settings. Accordingly, we explored ELVN-002’s potential to combine with ADCs preclinically.

ELVN-002 was evaluated as monotherapy and in combination with trastuzumab deruxtecan (T-DXd or Enhertu), for its anti-tumor activity in the NCI-N87 (HER2wt) subcutaneous xenograft, shown in Figure 27. First, to demonstrate a relationship between anti-tumor activity and dose, ELVN-002 was administered at 1, 2.5, 5, 10 and 20 mg/kg QD for 21 days. Treatment with ELVN-002 at 5, 10 and 20 mg/kg resulted in tumor regressions with final tumor growth inhibition of 101%, 115% and 116%, respectively at day 21. Doses of 2.5 and 1 mg/kg resulted in tumor growth inhibition of 66% and 25% at the end of study. All doses were well-tolerated. Based on the first study, ELVN-002 was dosed at a low dose of 3.5 mg/kg QD on its own and in combination with 1.5 mg/kg T-DXd, dosed intravenously, once on the first day of the study. ELVN-002 plus T-DXd combination treatment was well-tolerated and resulted in additive activity and deep tumor regressions. In a separate study using the NCI-N87 (HER2wt) subcutaneous xenograft, tucatinib treatment of 25 mg/kg BID for three days followed by 20 mg/kg BID for 18 days and 50 mg/kg BID for 21 days resulted in tumor growth inhibition of 55% and 87%, respectively at day 21.

Figure 27: ELVN-002 Demonstrated Robust Anti-Tumor Activity & Additive Activity in Combination with Enhertu at Well-Tolerated Doses

Days on X-axis indicates days post the start of treatment with treatment starting on day 0. Mice were treated for 21 days, eight mice per group. These studies were performed at our CRO in China.

In 28-day GLP toxicity studies, ELVN-002 was evaluated in rats and NHPs and its NOAEL dose was determined to be 50 mg/kg and 15 mg/kg, respectively in these species. Comparing total drug exposures (AUC) on day 1 in male NHPs treated with 15 mg/kg ELVN-002 to the exposure measured in a nude mouse 5 mg/kg oral PK study, a dose that resulted in tumor regressions in the Beas2b HER2 YVMA xenograft study described above, resulted in a safety margin of approximately 8-fold. Comparing this NOAEL exposure to the approximated exposure of a dose (2.5 mg/kg QD) in nude mice that results in roughly the same tumor growth inhibition of tucatinib’s human exposure-matched dose (20 mg/kg BID) in the NCI-N87 HER2 overexpressed xenograft model, resulted in a safety margin of approximately 22-fold. Based on the same preclinical tumor growth inhibition criteria in this HER2 xenograft model, and using the exposure tucatinib achieved at its highest non-severely toxic dose (HNSTD) in NHPs according to its NDA, ELVN-001 had a greater than ten times safety margin in NHPs compared to tucatinib. In the 28-day NHP GLP toxicity study, there were no observed serious adverse events at any of the ELVN-002 dose levels evaluated.

The 28-day GLP toxicity study conducted in rats resulted in an ELVN-002 NOAEL of 50 mg/kg. The free drug exposures of ELVN-002 at this dose were higher than those measured at 15 mg/kg in NHPs, and therefore, resulted in a higher safety margin in this pre-clinical species. Serious adverse events were only observed at the highest dose tested in the rat 28-day study, 200 mg/kg/day. In the male rat group 5 of 23 rats were found dead between days 14 and 18 of dosing. Due to severe toxicities, the remaining males given 200 mg/kg/day were early terminated on day 19. In the female rat group, of 23 animals, one animal was moribund sacrificed on day 27 and another was found dead on day 28 of dosing. Adverse findings included, but were not limited to, decreased activity and visible signs of stress, decreased food consumption and body weight, macroscopic and/or microscopic findings in the liver, pancreas, and kidney, and alterations in hematology and clinical chemistry parameters. All deaths were attributed to the test article. The early deaths of two animals were attributed to sequela of gastric erosion/ulcer formation. The early death of one animal was attributed to sepsis. The anatomic basis for the deaths of the four remaining animals was undetermined. All other animals survived to the originally scheduled necropsies. The average steady-state ELVN-002 exposures in rats treated with 200 mg/kg/day were approximately 72- and 59- times higher, in male and female rats respectively, than the ELVN-002 exposure required to illicit tumor regressions in HER2-driven mouse xenograft models.

In summary, we believe ELVN-002’s improved selectivity can potentially provide a wider therapeutic index, and therefore the potential for better activity in HER2 mutant NSCLC patients compared to investigational TKIs. In preclinical studies, ELVN-002 was highly active and well-tolerated in in vivo HER2 mutant and HER2 overexpressing tumors, including in an intracranial tumor model, and it achieved a greater than ten times safety margin compared to tucatinib in non-human primates. Based on these pre-clinical data, we believe ELVN-002 has the potential to improve outcomes for cancer patients with HER2 alterations including for those who suffer from brain metastases.

The purpose of the preclinical studies was to evaluate ELVN-002 for potency, kinome selectivity, tolerability and tumor growth inhibition. Given the preclinical and exploratory nature of the studies, the studies did not have formally defined primary or secondary endpoints and were not designed for statistical significance.

We will need to achieve statistical significance on our prescribed endpoints in any future Phase 3 clinical trials in order to obtain regulatory approval. The FDA and other regulators utilize statistical measures when evaluating the results of a clinical trial, including statistical significance as measured by p-value. The smaller the p-value, the more likely the differences are not due to chance alone. For example, a p-value of 0.001 means that there is a 0.1% probability that the difference between the control group and the treatment group is purely due to chance. A p-value of less than or equal to 0.05 is a commonly used threshold for identifying statistically significant outcomes.

Clinical Development Plan

We filed an IND for ELVN-002 and received clearance of the IND from the FDA in the fourth quarter of 2022, and we recently advanced our ELVN-002 program into Phase 1 based on the activation of the first clinical site.

Across HER2-driven cancers, we believe we have an opportunity to drive durable responses including in the CNS, with a well-tolerated treatment. We are currently planning a dose escalation monotherapy study in HER2 driven solid tumors to evaluate ELVN-002’s PK, safety and efficacy, with a goal to determine the recommended dose for expansion. During dose escalation, we also plan to evaluate ELVN-002 in combination with antibody drug conjugates in both HER2 mutant NSCLC and HER2+ breast cancer. After our Phase 1 study, and dependent on our data and alignment with the FDA, we believe there are multiple opportunities to explore. Primarily, we will pursue a single arm study for potential accelerated approval in 2L+ HER2 mutant NSCLC. There are also multiple indication expansion opportunities in earlier line HER2 mutant lung cancer, as well as in HER2+ breast and colorectal cancer in combination with standard of care, and finally, we may explore other HER2 mutant solid tumors in a basket study.

Based on the totality of the Phase 1 clinical data and predicated upon an acceptable safety and tolerability profile and a strong positive efficacy signal, we then expect to engage with the FDA and other regulatory agencies to plan one or more registration-enabling trials in the United States and other geographies. Where possible, we plan to explore applicable regulatory strategies pursued by other targeted therapy companies, for example Orphan Drug Designation, Breakthrough Therapy and Fast Track designation, Priority Review and/or Accelerated Approval. However, because our product candidates are in early development, there can be no assurance that the FDA will permit us to utilize an expedited approval process for any of our product candidates. The FDA’s accelerated approval pathways do not guarantee an accelerated review by the FDA. Even if our product candidates are granted a designation or qualify for expedited development, it may not actually lead to faster development or expedited regulatory review and approval or increase the likelihood that they will receive FDA approval.

Additional Programs

In addition to our two lead programs, we are currently pursuing several additional research stage opportunities that align with our development approach, and for which we have established TPPs. We are in the process of screening and optimizing our chemistry for all of these programs. We believe that the collective experience of our team, along with the insights we develop from our initial programs, will enable us to efficiently test our preclinical hypothesis and ultimately design a product candidate for at least one of these opportunities. We anticipate nominating a development candidate for our third program in the first half of 2023.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, the expertise of our team, and our development experience and scientific knowledge provide us with competitive advantages, we face increasing competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Product candidates that we successfully develop and commercialize may compete with existing therapies and new therapies that may become available in the future.

Many of our competitors, either alone or with their collaborators, have significantly greater financial resources, established presence in the market, and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. Our commercial potential could be reduced or eliminated if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, and are more convenient or less expensive than products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we can, which could result in our competitors establishing a strong market position before we are able to enter the market or could otherwise make the development or commercialization of our products more complicated. The key competitive factors affecting the success of all of our programs are likely to be efficacy, safety and patient convenience.

There are currently six BCR-ABL TKIs approved for use in CML: Novartis AG’s Gleevec (imatinib), Tasigna (nilotinib), and Scemblix (asciminib), Bristol Myers Squibb’s Syprcel (dasatinib), Pfizer’s Bosulif (bosutinib), and Takeda’s Iclusig (ponatinib). Most of these BCR-ABL inhibitors target additional tyrosine kinases, which can lead to debilitating side effects. Iclusig (ponatinib) is indicated for patients with CML who have resistance or intolerance to at least two prior TKIs. It is also approved for patients with the T315I mutation. However, due to its off-target kinase activity, this agent carries four black box warnings and is poorly tolerated requiring dose reductions that limit its efficacy. Scemblix (asciminib), is a fourth generation TKI by Novartis AG recently approved by the FDA. It is designed to allosterically inhibit BCR-ABL by binding to the myristoyl pocket, which is remote from the active site and is a novel mechanism. Asciminib’s long-term tolerability, safety and resistance profile has yet to be established. Other BCR-ABL TKIs under investigation include Sun Pharma Advanced Research Company’s vodobatinib, Ascentage Pharma’s olverembatinib and others at various stages of development.

There are no approved TKIs for HER2 mutant NSCLC. Enhertu (fam-trastuzumab deruxtecan), an antibody drug conjugate, marketed by AstraZeneca and Daiichi-Sankyo, received accelerated approval from the FDA for this patient population in August 2022. Most of the investigational TKIs for this population are all dual EGFR and HER2 inhibitors such as Spectrum’s poziotinib, Takeda’s mobocertinib, Black Diamond’s BDTX-189 and Jiangsu HengRui Medicine Co., Ltd’s pyrotinib. These dual EGFR and HER2 inhibitors have been dose-limited in the clinic by EGFR- related toxicities such as GI and skin-related toxicities. As such, their therapeutic utility is often limited. Pyrotinib is currently being investigated in a Phase 3 pivotal study. Finally, Boehringer Ingelheim recently initiated clinical development on a HER2 selective, irreversible TKI, BI-1810631, for HER2 mutant NSCLC and other cancers.

For HER2 amplified and overexpressing tumors, such as breast cancer (BRC), there are several FDA-approved antibodies, antibody drug conjugates, and TKIs. For example, Genentech’s Herception (trastuzumab) and Perjecta (pertuzumab) are approved HER2-antibodies. Approved HER2-antibody drug conjugates include Genentech’s Kadcyla (ado-trastuzumab emtansine) and Daiichi Sankyo’s Enhertu (fam-trastuzumab deruxtecan). Approved TKIs for HER2 BRC include Puma’s Nerlynx (neratinib), Novartis AG’s Tykerb (lapatinib), and Seagen’s Tukysa (tucatinib). Several of these drugs are approved for other HER2-driven indications such as gastric and colorectal cancer.

Finally, there are numerous other investigational therapies, spanning many modalities that are being evaluated preclinically and in clinical trials for various HER2-altered cancers.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties to manufacture our product candidates for preclinical and clinical testing, as well as for commercial manufacturing should any of our product candidates obtain marketing approval. We also rely, and expect to continue to rely, on third parties to package, label, store and distribute our investigational product candidates, as well as our commercial products should marketing approval be obtained. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the discovery and development of our product candidates.

To date, we have obtained the custom-manufactured starting materials for API manufacture from Pharmaron and Hande Sciences and our GMP API from Pharmaron. The drug product for our product candidates has been manufactured at Latitude Pharmaceuticals Inc. and Quotient Sciences Ltd. upon whom we currently rely as single-source contract CMOs, but we could contract with other CMOs for these materials as the raw materials we use are commonly used and are available from multiple sources. We are in the process of developing our supply chain for each of our product candidates and intend to put in place framework agreements under which third-party CMOs will generally provide us with necessary quantities of API and drug product on a project-by-project basis based on our development needs.

As we advance our product candidates through development, we plan to explore adding backup suppliers for the API and drug product for each of our product candidates in order to protect against any potential supply disruptions.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection for our product candidates, technology and know-how, to operate without infringing the proprietary or intellectual property rights of others and to prevent others from infringing our proprietary or intellectual property rights. We expect that we will seek to protect our proprietary and intellectual property position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of our business. We may also rely on trade secrets, know-how, trademarks, continuing technological innovation and licensing opportunities to develop and maintain our proprietary and intellectual property position.

As of February 1, 2023, our patent portfolio includes pending patent applications that we own related to our HER2 and BCR-ABL programs. In total, as of that date for the HER2 and BCR-ABL programs, we owned one pending U.S. provisional patent application, six pending Patent Cooperation Treaty, or PCT, applications, three pending U.S. non-provisional patent applications, one pending non-provisional Argentinian patent application and one pending non-provisional Taiwanese patent application.

More specifically, with respect to our HER2 program, we own three pending PCT applications, two pending U.S. non-provisional patent applications, one pending U.S. provisional patent application, one pending non-provisional Argentinian patent application and one pending non-provisional Taiwanese patent application with claims directed to our HER2 selective inhibitory compounds as composition of matter, as well as claims directed to pharmaceutical compositions and combinations comprising such compounds and uses of such compounds, e.g., for treatment of cancers, such as NSCLC, including cancers associated with E20IMs. Any patents that may issue from our pending patent applications are expected to expire between 2041-2043, absent any patent term adjustments or patent term extensions for regulatory delay.

With respect to the BCR-ABL program, we own three pending PCT applications and one pending U.S. non-provisional patent application with claims directed to BCR-ABL tyrosine-kinase inhibitory compounds as composition of matter, as well as claims directed to pharmaceutical compositions and combinations comprising such compounds and uses of such compounds, e.g., treatment of CML, acute myeloid leukemia (AML), acute lymphoblastic leukemia (ALL), or mixed phenotype acute leukemia, including refractory leukemias associated with a T315I mutation in BCR-ABL. Any patents that may issue from our pending patent applications are expected to expire in 2041 or 2042, absent any patent term adjustments or patent term extensions for regulatory delay.

The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries in which we file, the patent term is generally 20 years from the earliest date of filing a non-provisional patent application. In the United States, the patent term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. Additionally, the Hatch-Waxman Act permits patent term extension of up to five years beyond the expiration date of a U.S. patent as partial compensation for the length of time a drug is under regulatory review while a patent that covers the drug is in force. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to each regulatory review period may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended.

Similar provisions are available in the EU and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our product candidates receive approval by the FDA or foreign regulatory authorities, we expect to apply for patent term extensions on issued patents covering those products, if available. However, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and, if granted, the length of such extensions. For more information regarding the risks related to our intellectual property, see the section “Risk Factors—Risks Related to Enliven—Risks Related to Enliven’s Intellectual Property” in Exhibit 99.2 of the Company’s Current Report on Form 8-K of which this Exhibit 99.3 is a part. Expiration dates referred to above are without regard to potential patent term extension or other market exclusivity that may be available to us.

In addition to patent protection, we also rely on trademarks and other proprietary information and continuing technological innovation to develop and maintain our competitive position. We seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Although we take steps to protect our proprietary information, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our technology. Thus, we may not be able to meaningfully protect our proprietary information. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. Our agreements with employees also provide that all inventions conceived by the employee in the course of employment with us or from the employee’s use of our confidential information are our exclusive property. However, such confidentiality agreements and invention assignment agreements can be breached, and we may not have adequate remedies for any such breach. For more information regarding the risks related to our intellectual property, see the section titled “Risk Factors—Risks Related to Enliven—Risks Related to Enliven’s Intellectual Property” in Exhibit 99.2 of the Company’s Current Report on Form 8-K of which this Exhibit 99.3 is a part.

The patent positions of biotechnology companies like ours are generally uncertain and involve complex legal, scientific and factual questions. Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third- party patent would require us to alter our development or commercial strategies, alter our products or processes, obtain licenses or cease certain activities. Our breach of any license agreements or our failure to obtain a license to proprietary rights required to develop or commercialize our future products may have a material adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in derivation proceedings in the USPTO to determine priority of invention. For more information, see the section titled “Risk Factors—Risks Related to Enliven—Risks Related to Enliven’s Intellectual Property” in Exhibit 99.2 of the Company’s Current Report on Form 8-K of which this Exhibit 99.3 is a part.

Government Regulations

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

U.S. Drug Development

In the United States, the FDA regulates drugs under the FDCA. Drugs also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Our product candidates are considered small molecule drugs and must be approved by the FDA through the new drug application (NDA) process before they may be legally marketed in the United States. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent IRB, or ethics committee at each clinical trial site before each trial may be initiated;

•

performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish substantial evidence of the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA after completion of all pivotal trials;

•	determination by the FDA within 60 days of its receipt of an NDA to accept the filing for substantive review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements assuring that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the NDA filing;

•	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States; and

•

compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy (REMS), and the potential requirement to conduct post-approval studies.

The data required to support an NDA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any current and future product candidates will be granted on a timely basis, or at all.

Preclinical Studies and IND

The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, which support subsequent clinical testing. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin.

Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB must also approve the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA. The FDA will generally accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with the FDA requirements for use of foreign clinical trials, including the requirements set forth at 21 CFR 312.120, the laws and regulations of the foreign regulatory authorities where the trial was conducted, such as the EMA, whichever provides greater protection of the human subjects, and with GCP and GMP requirements, and the FDA is able to validate the data through an onsite inspection, if deemed necessary, and the practice of medicine in the foreign country is consistent with the United States.

Clinical trials in the United States generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

•

Phase 1 clinical trials generally involve a small number of healthy volunteers or disease- affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, tolerability and safety of the drug.

•

Phase 2 clinical trials involve studies in disease-affected patients to determine the dose and dosing schedule required to produce the desired benefits. At the same time, safety and further PK and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

•

Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use and its safety in use, and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, are conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. The sponsor is also responsible for submitting written IND safety reports, including reports of serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the drug, findings from animal or in vitro testing that suggest a significant risk for human subjects, and any clinically significant increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check-points based on access to certain data from the trial.

Concurrent with clinical trials, companies usually complete additional animal safety studies and also must develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process, as performed by the manufacturing facility, must be capable of consistently producing quality batches of our product candidates. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that our product candidates do not undergo unacceptable deterioration over their labeled shelf life.

We may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus. For example, in March 2020, the FDA issued a guidance, which the FDA subsequently updated, on conducting clinical trials during the pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical trial report contingency measures implemented to manage the clinical trial, and analyses and corresponding discussions that address the impact of implemented contingency measures, among other considerations. Other COVID-19 related guidance released by the FDA include guidance addressing resuming normal drug and biologics manufacturing operations; manufacturing, supply chain, and inspections; and statistical considerations for clinical trials during the COVID-19 public health emergency. In view of the spread of the COVID-19 variants, FDA may issue additional guidance and policies that may materially impact our business and clinical development timelines. Changes to existing policies and regulations can increase our compliance costs or delay our clinical plans.

NDA Review Process

Following completion of the clinical trials, data is analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. In short, the NDA is a request for approval to market the drug in the United States for one or more specified indications and must contain proof of safety and efficacy for a drug.

The application must include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of an NDA must be obtained before a drug may be legally marketed in the United States.

Under the Prescription Drug User Fee Act (PDUFA), as amended, each NDA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for each marketed human drug. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews all submitted NDAs before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months, from the filing date, in which to complete its initial review of a new molecular- entity NDA and respond to the applicant, and six months from the filing date of a new molecular-entity NDA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The Complete Response Letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies and/or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA’s interpretation of data may differ from our interpretation.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval either for a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication for which we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication. If one of our products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the EU has similar, but not identical, requirements and benefits.

Expedited Development and Review Programs

The FDA has a fast track program that is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs are eligible for fast track designation if they are intended to treat a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request the FDA to designate the product for fast track status any time before receiving NDA approval, but ideally no later than the pre-NDA meeting with the FDA.

Any product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it treats a serious or life- threatening condition and, if approved, it would provide a significant improvement in safety and effectiveness compared to available therapies.

A product may also be eligible for accelerated approval, if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (IMM), which is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well- controlled post-marketing clinical trials. FDA may withdraw drug approval or require changes to the labeled indication of the drug if confirmatory post-market trials fail to verify clinical benefit or do not demonstrate sufficient clinical benefit to justify the risks associated with the drug. If the FDA concludes that a drug shown to be effective can be safely used only if distribution or use is restricted, it may require such post-marketing restrictions as it deems necessary to assure safe use of the product.

Additionally, a drug may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life- threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of breakthrough therapy designation include the same benefits as fast track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Fast track designation, priority review, accelerated approval and breakthrough therapy designation do not change the standards for approval, but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or may decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Any drug products manufactured or distributed by us or our partners pursuant to FDA approvals will be subject to pervasive and continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the drug, providing the FDA with updated safety and efficacy information, drug sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. The FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market and imposes requirements and restrictions on drug manufacturers, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling, known as “off-label use,” industry-sponsored scientific and educational activities and promotional activities involving the internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Further, for certain types of modifications made to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP regulations and other laws and regulations. In addition, the FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

The FDA may also place other conditions on approvals including the requirement for REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications;

•	suspension or revocation of product approvals;

•	product seizure or detention;

•	refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Other U.S. Regulatory Matters

Pharmaceutical manufacturers are subject to various healthcare laws, regulation, and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Our conduct, including that of our employees, as well as our business operations and relationships with third parties, including current and future arrangements with healthcare providers, third- party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, which may constrain the business or financial arrangements and relationships through which we research, as well as, sell, market, and distribute any products for which we obtain marketing approval. The applicable federal, state and foreign healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

•

The federal Anti-Kickback Statute, which makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil FCA.

•

The federal false claims, including the civil FCA that can be enforced by private citizens through civil whistleblower or qui tam actions, and civil monetary penalties prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government, and/or impose exclusions from federal health care programs and/or penalties for parties who engage in such prohibited conduct.

•	HIPAA, which prohibits, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters.

•

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, which also impose obligations on covered entities such as health insurance plans, healthcare clearinghouses, and certain health care providers and their respective business associates, including mandatory contractual terms as well as their covered subcontractors, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

•

The federal Physician Payments Sunshine Act, which requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information regarding certain payments and other transfers of value made to covered recipients, including physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician healthcare providers (such as physician assistants and nurse practitioners), and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members.

•

Analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, state laws that require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and require the registration of their sales representatives, state laws that require biotechnology companies to report information on the pricing of certain drug products, and state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Pricing and rebate programs must also comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws. In addition, the distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products. Products must meet applicable child- resistant packaging requirements under the U.S. Poison Prevention Packaging Act as well as other applicable consumer safety requirements.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant civil, criminal and administrative penalties, including damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, injunctions, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a firm to enter into supply contracts, including government contracts.

U.S. Patent-Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of any future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half the time between the effective date of an IND or the issue date of the patent, whichever is later, and the submission date of an NDA plus the time between the submission date of an NDA or the issue date of the patent, whichever is later, and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (ANDA), or a 505(b)(2) NDA submitted by another company for a generic version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness or generate such data themselves.

European Union Drug Development

Similar to the United States, the various phases of preclinical and clinical research in the EU are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated, it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority (NCA), and one or more Ethics Committees (ECs).

In April 2014, Regulation EU No 536/2014 (Clinical Trials Regulation) was adopted to replace the Clinical Trials Directive. The Clinical Trials Regulation entered into application on January 31, 2022 and is intended to simplify the current rules for clinical trial authorization and standards of performance. For instance, it provides a streamlined application procedure via a single-entry point, a European Union portal and database. The new clinical trial portal and database will be maintained by the EMA in collaboration with the European Commission and the European Union Member States. The objectives of the new Regulation include consistent rules for conducting trials throughout the European Union, consistent data standards and adverse events listing, and consistent information on the authorization status. Additionally, information on the conduct and results of each clinical trial carried out in the European Union will be made publicly available.

European Union Drug Review and Approval

In the EEA, which is comprised of the 27 Member States of the EU and four European Free Trade Association States (Norway, Iceland, Switzerland, and Liechtenstein), medicinal products can only be commercialized after obtaining a Marketing Authorization (MA). There are two types of marketing authorizations.

•

The Community MA is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use (CHMP), of the EMA, and is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicines such as gene-therapy, somatic cell-therapy or tissue-engineered medicines and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

•	National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State (RMS). The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics (SOPC), and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SOPC, labeling or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Member States Concerned).

Under the procedures described above, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy. Similar to the U.S. patent term-restoration, Supplementary Protection Certificates (SPCs) serve as an extension to a patent right in Europe for up to five years. SPCs apply to specific pharmaceutical products to offset the loss of patent protection due to the lengthy testing and clinical trials these products require prior to obtaining regulatory marketing approval.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which we may seek regulatory approval. Sales in the United States will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, TRICARE and the Veterans Administration, as well as managed care organizations and private health insurers. Prices at which we or our customers seek reimbursement for our product candidates can be subject to challenge, reduction or denial by third-party payors.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. A third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be available. Additionally, in the United States there is no uniform policy among payors for coverage or reimbursement. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. If coverage and adequate reimbursement are not available, or are available only at limited levels, successful commercialization of, and obtaining a satisfactory financial return on, any product we develop may not be possible.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for marketing, we may need to conduct expensive studies in order to demonstrate the medical necessity and cost- effectiveness of any products, which would be in addition to the costs expended to obtain regulatory approvals. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies, or the rebate percentages required to secure favorable coverage may not yield an adequate margin over cost or may not enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development.

Healthcare Reform

In the United States, there has been, and continues to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities and affect the profitable sale of product candidates. Among policy makers and payors in the United States, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the United States pharmaceutical industry.

The ACA, among other things: (1) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations; (2) created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected; (3) established an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in certain government healthcare programs; (4) expanded the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; (5) expanded the eligibility criteria for Medicaid programs; (6) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; (7) created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% commencing January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; (8) established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and (9) established a Center for Medicare Innovation at the CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drugs.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA. For example, in June 2021 the U.S. Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, dismissing the case on procedural grounds without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period in 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. This executive order also instructs certain governmental agencies to review existing policies and rules that limit access to health insurance coverage through Medicaid or the ACA, among others. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and healthcare measures promulgated by the Biden administration will impact the ACA, our business, financial condition and results of operations. Complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business. Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2031, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2022. Under current legislation, the reduction in Medicare payments varies from 1% in 2022 up to 4% in the final fiscal year of the sequester, unless additional congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.

Additionally, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. For example, under the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than it receives on the sale of products, which could have a material impact on our business. In August 2022, Congress passed the Inflation Reduction Act of 2022, which includes prescription drug provisions that have significant implications for the pharmaceutical industry and Medicare beneficiaries, including allowing the federal government to negotiate a maximum fair price for certain high-priced single source Medicare drugs, imposing penalties and excise tax for manufacturers that fail to comply with the drug price negotiation requirements, requiring inflation rebates for all Medicare Part B and Part D drugs, with limited exceptions, if their drug prices increase faster than inflation, and redesigning Medicare Part D to reduce out-of-pocket prescription drug costs for beneficiaries, among other changes. The impact of these and other legislative, executive and administrative actions of the Biden administration on us and the pharmaceutical industry as a whole is unclear.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. A number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws once we begin commercialization after obtaining regulatory approval for any of our products. We are unable to predict the future course of federal or state healthcare legislation in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. Further, it is possible that additional governmental action will be taken in response to the COVID-19 pandemic. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our products candidates may lose regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Employees and Human Capital

Our Values

We foster an inclusive, collaborative culture committed to realizing our mission – to help patients with cancer to not only live longer, but better. Our core values include:

•	Integrity—do the right thing for patients, our team, and our community.

•	Passion—love what we do.

•	Collaboration—listen to and value all voices.

•	Drive—innovate, take risks, and advance with a sense of urgency.

Our human capital resource objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

As of February 27, 2023, we had 29 full-time employees. Of these employees, 26 were engaged in research or product development and clinical activities. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Our corporate headquarters are currently located in Boulder, Colorado where we sublease approximately 18,170 square feet of office and laboratory space pursuant to a sublease lease agreement that expires on December 31, 2024. We believe that our facility will be adequate for our near-term needs. If required, we believe that suitable additional or alternative space would be available in the future on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings. Regardless of outcome, any proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.